Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CIGNA CORPORATION,

EXPRESS SCRIPTS HOLDING COMPANY,

HALFMOON PARENT, INC.,

HALFMOON I, INC.

and

HALFMOON II, INC.

Dated as of March 8, 2018

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2018 (this “Agreement”), is by and among CIGNA CORPORATION, a Delaware corporation (“Parent”), EXPRESS SCRIPTS HOLDING COMPANY, a Delaware corporation (the “Company”), HALFMOON PARENT, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Holdco”), HALFMOON I, INC., a Delaware corporation and a direct wholly owned Subsidiary of Holdco (“Merger Sub 1”), HALFMOON II, INC., a Delaware corporation and a direct wholly owned Subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub 1 be merged with and into Parent (the “Whitman Merger”), with Parent as the surviving entity in the Whitman Merger and a wholly owned direct subsidiary of Holdco, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and (ii) Merger Sub 2 be merged with and into the Company (the “Emerson Merger,” and together with the Whitman Merger, the “Merger”), with the Company as the surviving entity in the Emerson Merger and a wholly owned direct subsidiary of Holdco, in accordance with the applicable provisions of the DGCL;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company’s stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the stockholders of the Company adopt this Agreement and to submit this Agreement to the stockholders of the Company for adoption;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and Parent’s stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the stockholders of Parent adopt this Agreement and to submit this Agreement to the stockholders of Parent for adoption;

WHEREAS, the Board of Directors of Holdco has unanimously (i) determined that it is in the best interests of Holdco and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Holdco of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the issuance of shares of Holdco Common Stock in connection with the Merger, and (iii) resolved to submit this Agreement to such stockholder for adoption;

WHEREAS, the Board of Directors of Merger Sub 1 has unanimously (i) determined that it is in the best interests of Merger Sub 1 and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub 1 of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to submit this Agreement to such stockholder for adoption;

WHEREAS, the Board of Directors of Merger Sub 2 has unanimously (i) determined that it is in the best interests of Merger Sub 2 and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub 2 of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to submit this Agreement to such stockholder for adoption;

WHEREAS, for U.S. federal income Tax purposes, (i) the Merger is intended to qualify as a transaction described in Section 351 of the Code, (ii) the Whitman Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the Company, Parent, Holdco, Merger Sub 1 and Merger Sub 2 desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL:

(a) At the Effective Time, Merger Sub 1 will merge with and into Parent, the separate corporate existence of Merger Sub 1 shall cease and Parent shall continue as the surviving corporation (the “Whitman Surviving Corporation”). As a result of the Whitman Merger, the Whitman Surviving Corporation shall become a direct wholly owned Subsidiary of Holdco.

(b) At the Effective Time, Merger Sub 2 will merge with and into the Company, the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving corporation (the “Emerson Surviving Corporation”). As a result of the Emerson Merger, the Emerson Surviving Corporation shall become a direct wholly owned Subsidiary of Holdco.

(c) In connection with the Merger and prior to the Effective Time, Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock to permit the issuance of shares of Holdco Common Stock to the holders of shares of Parent Common Stock and Company Common Stock as of the Effective Time in accordance with the terms of this Agreement.

Section 1.2 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) shall occur by electronic exchange of documents at 8:00 a.m. (New York City time) on the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions as of the Closing), or at such other time and date as agreed to in writing by the parties hereto. The date on which the Closing occurs is called the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date: (i) the parties shall file a certificate of merger relating to the Whitman Merger as contemplated by the DGCL (the “Certificate of Whitman Merger”), and (ii) the parties shall file a certificate of merger relating to the Emerson Merger as contemplated by the DGCL (the “Certificate of Emerson Merger” and together with the Certificate of Whitman Merger the “Certificates of Merger”); in each case with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Whitman Merger and the Emerson Merger shall become effective concurrently (such time as the Mergers become effective, the “Effective Time”).

Section 1.4 Effects of the Merger.

(a) The effects of the Whitman Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, powers and franchises of Parent and Merger Sub 1 shall vest in the Whitman Surviving Corporation, and all debts, liabilities and duties of Parent and Merger Sub 1 shall become the debts, liabilities and duties of the Whitman Surviving Corporation, and the separate legal existence of Merger Sub 1 shall cease for all purposes, all as provided under the DGCL.

(b) The effects of the Emerson Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub 2 shall vest in the Emerson Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 2 shall become the debts, liabilities and duties of the Emerson Surviving Corporation, and the separate legal existence of Merger Sub 2 shall cease for all purposes, all as provided under the DGCL.

Section 1.5 Constituent Documents.

(a) At the Effective Time, the certificate of incorporation and the by-laws of Merger Sub 1 as in effect immediately prior to the Effective Time shall be the certificate of incorporation and the by-laws of the Whitman Surviving Corporation until thereafter amended in accordance with applicable Law, except that the name of the corporation reflected therein shall be as reasonably determined by Parent prior to Closing.

(b) At the Effective Time, the certificate of incorporation and the by-laws of Merger Sub 2 as in effect immediately prior to the Effective Time shall be the certificate of incorporation and the by-laws of the Emerson Surviving Corporation until thereafter amended in accordance with applicable Law, except that the name of the corporation reflected therein shall be “Express Scripts Holding Company”.

(c) At the Effective Time, the certificate of incorporation of Holdco shall be amended and restated in the form set forth on Exhibit A. The name of Holdco immediately after the Effective Time shall be “Cigna Corporation”. At the Effective Time, the by-laws of Holdco shall be amended and restated in the form set forth on Exhibit B.

Section 1.6 Directors and Officers.

(a) From and after the Effective Time, (i) the directors of Merger Sub 1 in office immediately prior to the Effective Time shall be the directors of the Whitman Surviving Corporation and (ii) the officers of Parent in office immediately prior to the Effective Time shall be the officers of the Whitman Surviving Corporation and, in each case, such director or officer shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Whitman Surviving Corporation and applicable Law.

(b) From and after the Effective Time, (i) the directors of Merger Sub 2 in office immediately prior to the Effective Time shall be the directors of the Emerson Surviving Corporation and (ii) the officers of the Company in office immediately prior to the Effective Time shall be the officers of the Emerson Surviving Corporation, except as may be determined by Parent in its sole discretion prior to the Effective Time and, in each case, such officer or director shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Emerson Surviving Corporation and applicable Law.

(c) From and after the Effective Time, (i) the directors of Holdco shall be the persons determined in accordance with Section 7.10 and (ii) the officers of Parent in office immediately prior to the Effective Time shall be the officers of Holdco and, in each case, shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of Holdco and applicable Law.

Section 1.7 Capital Stock.

(a) At the Effective Time, by virtue of the Whitman Merger and without any action on the part of Parent, Holdco, Merger Sub 1 or the holder of any capital stock of Parent, Holdco or Merger Sub 1:

(i) Each share of common stock, par value $0.25 per share, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any Parent Cancelled Shares, shall be converted automatically into one fully paid and nonassessable share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”).

(ii) All shares of Parent Common Stock converted into Holdco Common Stock pursuant to Section 1.7(a)(i) shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each (i) valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Parent Common Stock or (ii) non-certificated share of Parent Common Stock held by book entry shall, upon the Effective Time, represent shares of Holdco Common Stock (without any requirement for the surrender of any such certificates or non-certificated shares), with each certificate representing shares of Parent Common Stock prior to the Effective Time (a “Parent Certificate”) representing automatically an equivalent number of shares of Holdco Common Stock.

(iii) All shares of Parent Common Stock held by Parent as treasury shares or by Holdco or Merger Sub 1 immediately prior to the Effective Time (the “Parent Cancelled Shares”) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Each share of common stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock of the Whitman Surviving Corporation.

(v) At the Effective Time, each share of capital stock of Holdco issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of capital stock of Holdco owned by the Whitman Surviving Corporation shall be surrendered to Holdco without payment therefor.

(b) At the Effective Time, by virtue of the Emerson Merger and without any action on the part of the Company, Holdco, Merger Sub 2 or the holder of any capital stock of the Company, Holdco or Merger Sub 2:

(i) Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Company Excluded Shares and any Dissenting Shares) shall be converted automatically into (A) 0.2434 (the “Exchange Ratio”) of a fully paid and nonassessable share of Holdco Common Stock, subject to Section 2.5 with respect to fractional shares (the “Stock Consideration”), and (B) the right to receive $48.75 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration and any cash in lieu of fractional shares of Holdco Common Stock pursuant to Section 2.5, the “Merger Consideration”).

(ii) All shares of Company Common Stock (other than any Company Excluded Shares and shares referred to in Section 1.7(c)) shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each (i) valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) or (ii) non-certificated share of Company Common Stock held by book entry (“Uncertificated Company Stock”), shall, upon the Effective Time, represent the Stock Consideration and the right to receive the Cash Consideration, cash in lieu of fractional shares of Holdco Common Stock under Section 2.5 and any dividends or other distributions to which holders become entitled all in accordance with Section 2.3, in each case without interest.

(iii) All shares of Company Common Stock held by the Company as treasury shares or by Holdco or Merger Sub 2 immediately prior to the Effective Time (the “Company Cancelled Shares”) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock held by Parent, any direct or indirect wholly owned Subsidiary of Parent (other than Holdco or Merger Sub 2), Merger Sub 1 or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (together with the Company Cancelled Shares, the “Company Excluded Shares”) shall be automatically converted into such number of shares of Holdco Common Stock equal to the sum of (A) the Exchange Ratio and (B) the quotient of the Cash Consideration divided by the Parent Closing Price.

(iv) Each share of common stock, par value $0.01 per share, of Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock of the Emerson Surviving Corporation.

(c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected a demand for appraisal rights pursuant to Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the Stock Consideration and the right to receive the Cash Consideration, unless and until such stockholders shall have effectively withdrawn or lost such stockholders’ right to appraisal under the DGCL, but, instead, the holders thereof shall be entitled only to payment provided by Section 262 of the DGCL with respect to such shares of Company Common Stock. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be converted into the Merger Consideration at the Effective Time in accordance with Section 1.7(b). The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (B) the opportunity and right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, (w) approve any withdrawal of any such demands, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(d) If prior to the Effective Time, Holdco, Parent or the Company, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify the Holdco Common Stock, the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Holdco Common Stock, Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Holdco Common Stock, the Parent Common Stock or the Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Holdco, Parent or the Company in respect of the Holdco Common Stock, the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price or the number or fraction of shares of Holdco Common Stock, Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to proportionately reflect such split, combination, dividend or other distribution or change; provided that nothing in this Section 1.7(c) shall be construed to permit Holdco, Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 1.8 Treatment of Company Equity Awards.

(a) Company Stock Options. At the Effective Time, each compensatory option to purchase shares of Company Common Stock (a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into a stock option in respect of shares of Holdco Common Stock, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including with respect to vesting or accelerated vesting (if applicable)), (i) relating to the number of shares of Holdco Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (B) the sum of (1) the Exchange Ratio and (2) the quotient (rounded to four decimal places) obtained by dividing the Cash Consideration by the Parent Closing Price (such sum, the “Equity Award Exchange Ratio”), with any fractional shares rounded down to the next lower whole number of shares, and (ii) with an exercise price per share of Holdco Common Stock equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Equity Award Exchange Ratio, with any fractional cents rounded up to the next higher ten thousandth of a cent. The foregoing adjustments shall be made in a manner consistent with the requirements of Section 409A of the Code and, if applicable, Section 424 of the Code.

(b) Company RSU Awards.

(i) At the Effective Time, each compensatory restricted stock unit with respect to shares of Company Common Stock that is not a Company Performance Share Unit Award (each, a “Company RSU Award”) and is outstanding immediately prior to the Effective Time other than any such Company RSU Award covered by Section 1.8(b)(ii), shall be converted into a restricted stock unit with the same terms and conditions as were applicable under such Company RSU Award immediately prior to the Effective Time (including with respect to vesting (and, if applicable, accelerated vesting) and timing of payment), and relating to the number of shares of Holdco Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (B) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares.

(ii) At the Effective Time, each Company RSU Award held by a non-employee director that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive with respect to each share of Company Common Stock underlying such Company RSU Award, a cash payment equal to the sum of (A) the Cash Consideration, plus (B) an amount equal to the product of the Exchange Ratio and the Parent Closing Price, which amount shall be paid to the holder within ten (10) Business Days following the Effective Time; provided that, notwithstanding anything to the contrary contained in this Agreement, any such payment in respect of a Company RSU Award that is “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(c) Company Performance Shares. At the Effective Time, each performance share unit with respect to shares of Company Common Stock that is subject to performance-based vesting conditions measured over a performance period that is not completed prior to the Effective Time (each, a “Company Performance Share Unit Award”), that was granted prior to 2018 (each, a “Pre-2018 Company Performance Share Unit Award”), and that is outstanding immediately prior to the Effective Time shall vest based on the level of performance specified in the applicable award agreement for each category of holder (it being understood that any determination of actual performance required by the terms of such award agreements shall be conclusively determined, in good faith, by the Compensation Committee of the Board of Directors of the Company prior to the Closing, which determination shall be final and binding on the parties hereto). Each Company Performance Share Unit Award granted in 2018 (each, a “2018 Company Performance Share Unit Award”) shall vest upon the Effective Time at the maximum level of performance. Both the Pre-2018 Company Performance Share Unit Awards

and the 2018 Company Performance Share Unit Awards and shall be cancelled at the Effective Time in exchange for the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each share of Company Common Stock underlying such Company Performance Share Unit Award as determined pursuant to this Section 1.8(c), subject to applicable Tax withholding; provided that, notwithstanding anything to the contrary contained in this Agreement, any such delivery of Merger Consideration in respect of a Company Performance Share Unit Award that is “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(d) Company Deferred Units. At the Effective Time, each stock unit that is credited under the Company Common Stock fund established pursuant to the Company’s Executive Deferred Compensation Plan of 2005 or Executive Deferred Compensation Plan (each, a “Company Deferred Unit”) and that is outstanding immediately prior to the Effective Time shall be converted into a stock unit with the same terms and conditions as were applicable to such Company Deferred Unit immediately prior to the Effective Time and relating to the number of shares of Holdco Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares.

(e) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or the Compensation Committee thereof and, if appropriate, amending the terms of the Company Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or appropriate under the ESPP and applicable Law to ensure that (i) the offering period that would be ongoing as of the Effective Time shall be the final offering period under the ESPP, (ii) such offering period shall be truncated so that it terminates, and each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the ESPP, as of a date not later than the trading date that is five Business Days prior to the Closing Date, and (iii) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(f) Company and Holdco Actions. Prior to the Effective Time, the Company shall take all actions necessary (including adopting resolutions of the Board of Directors of the Company or any committee of the Board of Directors of the Company) to effectuate the treatment of Company Equity Awards and the Company ESPP contemplated by this Section 1.8. Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery with respect to the settlement of converted Company Equity Awards assumed by it in accordance with this Section 1.8. Holdco shall file with the SEC, as soon as practicable following the Effective Time, a post-effective amendment to the Registration Statement or a registration statement on Form S-8 (or any successor form) relating to such shares of Holdco Common Stock.

Section 1.9 Treatment of Parent Equity Awards.

(a) Parent Stock Options. At the Effective Time, each compensatory option to purchase shares of Parent Common Stock (a “Parent Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into a stock option in respect of shares of Holdco Common Stock, on the same terms and conditions as were applicable under such Parent Stock Option immediately prior to the Effective Time (including with respect to vesting), relating to the number of shares of Holdco Common Stock equal to the total number of shares of Parent Common Stock subject to such Parent Stock Option immediately prior to the Effective Time and with an exercise price per share of Holdco Common Stock equal to the exercise price per share of Parent Common Stock subject to such Parent Stock Option immediately prior to the Effective Time.

(b) Parent Restricted Stock Awards. At the Effective Time, each compensatory restricted stock award with respect to shares of Parent Common Stock (a “Parent Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall be converted into a restricted stock award with the same terms and conditions as were applicable under such Parent Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting), and relating to the number of shares of Holdco Common Stock equal to the total number of shares of Parent Common Stock subject to such Parent Restricted Stock Award immediately prior to the Effective Time. Any accrued but unpaid dividend equivalents with respect to any Parent Restricted Stock Award will be assumed and become an obligation with respect to the applicable converted Parent Restricted Stock Award.

(c) Parent RSU Awards. At the Effective Time, each compensatory restricted stock unit award with respect to shares of Parent Common Stock (a “Parent RSU Award”) that is outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit award with the same terms and conditions as were applicable under such Parent RSU Award immediately prior to the Effective Time (including with respect to vesting and timing of payment), and relating to the number of shares of Holdco Common Stock equal to the total number of shares of Parent Common Stock subject to such Parent RSU Award immediately prior to the Effective Time. Any accrued but unpaid dividend equivalents with respect to any Parent RSU Award will be assumed and become an obligation with respect to the applicable converted Parent RSU Award.

(d) Parent Strategic Performance Share Awards. At the Effective Time, each compensatory strategic performance share award with respect to shares of Parent Common Stock (a “Parent Strategic Performance Share Award”) that is outstanding immediately prior to the Effective Time shall be converted into a strategic performance share award with the same terms and conditions as were applicable under such Parent Strategic Performance Share Award immediately prior to the Effective Time (including with respect to vesting), and relating to the number of shares of Holdco Common Stock equal to the total number of shares of Parent Common Stock subject to such Parent Strategic Performance Share Award immediately prior to the Effective Time.

(e) Parent Deferred Units. At the Effective Time, each stock unit that is credited under a Parent Benefit Plan (each, a “Parent Deferred Unit”) as of immediately prior to the Effective Time shall be converted into a Holdco stock unit with the same terms and conditions as were applicable to such Parent Deferred Unit immediately prior to the Effective Time, and relating to the number of shares of Holdco Common Stock equal to the total number of shares of Parent Common Stock subject to such Parent Deferred Unit immediately prior to the Effective Time.

(f) Parent and Holdco Actions. Prior to the Effective Time, Parent shall take all actions necessary (including adopting such resolutions of the Board of Directors of Parent or any committee of the Board of Directors of Parent) to effectuate the treatment of Parent Equity Awards contemplated by this Section 1.9. Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery with respect to the settlement of converted Parent Equity Awards assumed by it in accordance with this Section 1.9. Holdco shall file with the SEC, as soon as practicable following the Effective Time, a post-effective amendment to the Registration Statement or a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to such shares of Holdco Common Stock.

Section 1.10 Plan of Reorganization. The Whitman Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange Fund. Immediately prior to or substantially concurrently with the Effective Time, Holdco shall, and Parent shall cause Holdco to, deposit with a nationally recognized bank or trust company (the “Exchange Agent”) designated by Parent within sixty days after the date of this Agreement, which bank or trust company shall be reasonably satisfactory to the Company, uncertificated, book-entry shares representing the number of shares of Holdco Common Stock sufficient to deliver the aggregate Stock Consideration. Holdco agrees to, and Parent shall cause Holdco to, make available to the Exchange Agent, from time to time as needed, cash sufficient to pay the aggregate Cash Consideration, any dividends and other distributions pursuant to Section 2.3 and cash in lieu of any fraction of a share of Holdco Common Stock to which any holder of shares of Company Common Stock converted pursuant to Section 1.7 is entitled pursuant to Section 2.5. Any cash and uncertificated, book-entry shares of Holdco Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Any amounts payable in respect of Company Equity Awards shall not be deposited with the Exchange Agent but shall instead be paid through the payroll of the Company and its Affiliates in accordance with Section 1.8. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or Section 2.5.

Section 2.2 Exchange Procedures.

(a) As promptly as practicable after the Effective Time, Holdco shall cause the Exchange Agent to send to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 1.7 into the Stock Consideration and the right to receive the Cash Consideration (i) a letter of transmittal (which shall specify that risk of loss and title to the Certificates or Uncertificated Company Stock shall pass, only upon (A) with respect to shares evidenced by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof) and (B) with respect to Uncertificated Company Stock, upon proper delivery of any “agent’s message” regarding the book-entry transfer of Uncertificated Company Stock (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), as applicable, to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or Uncertificated Company Stock.

(b) Upon surrender of a Certificate or Uncertificated Company Stock to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, Holdco shall cause the Exchange Agent to, as promptly as practicable, (i) in the case of the Stock Consideration, credit in the stock ledger and other appropriate books and records of Holdco the number of shares of the holder of such Certificates of Uncertificated Company Stock into which the shares of Company Common Stock represented by such Certificate or Uncertificated Company Stock have been converted pursuant to this Agreement, and (ii) in the case of the Cash Consideration, pay and deliver a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to this Agreement together with any dividends or other distributions to which such Certificates or Uncertificated Company Stock become entitled in accordance with Section 2.3.

(c) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, any shares of Holdco Common Stock to be credited upon, and any cash to be paid upon, due surrender of the Certificate or Uncertificated Company Stock formerly representing such shares of Company Common Stock Holdco may cause the Exchange Agent to credit or pay, as the case may be, to such a transferee only if such Certificate or Uncertificated Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(d) Until surrendered as contemplated by this Section 2.2, each Certificate and Uncertificated Company Stock shall at any time after the Effective Time represent, upon such surrender, the Stock Consideration and the right to receive the Cash Consideration into which the shares represented by such Certificates or Uncertificated Company Stock have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Uncertificated Company Stock become entitled in accordance with Section 2.3.

(e) Each Parent Certificate immediately prior to the Effective Time shall, from and after the Effective Time and as a result of the Merger, represent an equivalent number of shares of Holdco Common Stock. At the Effective Time, Holdco shall cause the Exchange Agent to credit in the stock ledger and other appropriate books and records of Holdco an equivalent number of shares of Holdco Common Stock for any uncertificated shares of Parent

Common Stock (other than any Parent Cancelled Shares); provided, however, that if an exchange of Parent Certificates for new certificates is required by Law or applicable rule or regulation, or is desired at any time by Holdco, in its sole discretion, Holdco shall arrange for such exchange on a one-for-one-share basis. For the avoidance of doubt, from and after the Effective Time, the former holders of Parent Common Stock, which has been converted into Holdco Common Stock at the Effective Time, shall be entitled to receive any dividends and distributions which may be made with respect to such shares of Holdco Common Stock.

Section 2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificated share of Company Common Stock converted into the Stock Consideration and the right to receive the Cash Consideration pursuant to Section 1.7 until such holder shall surrender such certificated share in accordance with Section 2.2. Subject to escheat, Tax or other applicable Law, following surrender of any such share of Company Common Stock, such holder shall be entitled to receive any such dividends or distributions, without interest, which theretofore had become payable with respect to the Holdco Common Stock represented by such Company Common Stock. Such holder shall be entitled to vote after the Effective Time at any meeting of Holdco stockholders with a record date at or after the Effective Time the number of whole shares of Holdco Common Stock represented by such Certificates, regardless of whether such holder has exchanged their Certificates.

Section 2.4 No Further Ownership Rights. The shares of Holdco Common Stock issued and cash paid upon conversion of shares of Company Common Stock and Parent Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3) shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Parent Common Stock, as applicable. From and after the Effective Time, (a) all holders of Certificates and Uncertificated Company Stock shall cease to have any rights as stockholders of the Company other than the Stock Consideration and the right to receive the Cash Consideration into which the shares represented by such Certificates or Uncertificated Company Stock have been converted pursuant to this Agreement (together with any dividends or other distributions to which such Certificates or Uncertificated Company Stock become entitled in accordance with Section 2.3), without interest, (b) all holders of certificates formerly representing shares of Parent Common Stock or of uncertificated shares of Parent Common Stock shall cease to have any rights as stockholders of Parent other than the shares of Holdco Common Stock into which the shares represented by such certificates or uncertificated shares have been converted pursuant to this Agreement in accordance with Section 1.7, and (c) the stock transfer books of the Whitman Surviving Corporation and the Emerson Surviving Corporation shall be closed with respect to all shares of Company Common Stock and Parent Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Holdco, the Whitman Surviving Corporation or the Emerson Surviving Corporation of shares of Company Common Stock or Parent Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Uncertificated Company Stock formerly representing shares of Company Common Stock or any certificates or book-entry shares formerly representing shares of Parent Common Stock are presented to Holdco or the Exchange Agent for any reason, such Certificates, Uncertificated Company Stock, certificates or book-entry shares (as applicable) shall be cancelled and their holders shall be credited shares of Holdco Common Stock as provided in this Article II.

Section 2.5 No Fractional Shares of Holdco Common Stock. No fractional shares of Holdco Common Stock shall be issued upon the conversion of shares of Company Common Stock pursuant to Section 1.7, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdco. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to Section 1.7 that would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock (after taking into account all shares of Company Common Stock evidenced by the Certificates and Uncertificated Company Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the date of the Effective Time (the “Parent Closing Price”), rounded down to the nearest penny.

Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock for nine months after the Effective Time shall be delivered to the Emerson Surviving Corporation or otherwise on the instruction of the Emerson Surviving Corporation, and any holders of Certificates or Uncertificated Company Stock that have not theretofore complied with this Article II shall thereafter look only to the Emerson Surviving Corporation and Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7 and any dividends or distributions with respect to shares of Holdco Common Stock to which such holders are entitled pursuant to Section 2.3.

Section 2.7 No Liability. None of Holdco, Parent, the Company, the Whitman Surviving Corporation, the Emerson Surviving Corporation, Merger Sub 1, Merger Sub 2 or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Uncertificated Company Stock as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permissible by applicable Law, become the property of Holdco, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.8 Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent. Any interest and other income resulting from such investments shall promptly be paid to Parent. Any loss of any of the funds included in the Exchange Fund shall be for the account of Parent and shall not alter Parent’s obligation to cause to be paid the Merger Consideration.

Section 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Holdco, the Exchange Agent will take the actions required by this Article II with respect to such lost, stolen or destroyed Certificate with respect to the shares of Company Common Stock formerly represented thereby, and any unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.10 Withholding Rights. Each of Holdco, Parent, the Company, the Whitman Surviving Corporation, the Emerson Surviving Corporation, Merger Sub 1, Merger Sub 2 and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the payment of such amounts under the Code (and the Treasury Regulations) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and, if required, paid over to the relevant taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.11 Further Assurances. From and after the Effective Time, the respective officers of Holdco, the Whitman Surviving Corporation and the Emerson Surviving Corporation, as applicable, will be authorized to execute and deliver, in the name and on behalf of Holdco, Parent, the Company, Merger Sub 1 or Merger Sub 2, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Holdco, Parent, the Company, Merger Sub 1 or Merger Sub 2, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco, the Whitman Surviving Corporation or the Emerson Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco, the Whitman Surviving Corporation or the Emerson Surviving Corporation, as applicable, as a result of, or in connection with, the Merger.

Section 2.12 Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Uncertificated Company Stock shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly disclosed in the Company SEC Reports filed with or furnished to the SEC after January 1, 2015 and prior to the date of this Agreement (other than (a) any information that is contained solely in the “Risk Factors” section of such Company SEC Reports and (b) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Reports), or in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent, Holdco and the Merger Subs as follows:

Section 3.1 Organization.

(a) The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. Copies of the Company Organizational Documents, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

(b) Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.1(b) of the Company Disclosure Schedule sets forth a list of each material Subsidiary of the Company.

Section 3.2 Qualification to Do Business. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3 No Conflict or Violation. The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement do not and will not (a) violate or conflict with any provision of any (i) Company Organizational Document or (ii) any of the organizational documents of the Subsidiaries of the Company, (b) subject to the receipt of any consents set forth in Section 3.4 (including Section 3.4 of the Company Disclosure Schedule), violate any provision of Law, or any Order of any Governmental Entity, (c) subject to the receipt of any consents set forth in Section 3.4 (including Section 3.4 of the Company Disclosure Schedule), result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of any of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Licenses and Permits or (d) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of termination, cancellation, modification, amendment, or acceleration under, any contract, agreement, lease or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, except, with respect to clauses (a)(ii), (b), (c) and (d), for any such violations, breaches or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or any of its Subsidiaries of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except for: (a) the filing of the Certificates of Merger with the Secretary of State in accordance with the DGCL; (b) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (d) the Healthcare Regulatory Approvals; (e) such consents, waivers, authorizations or approvals of any Governmental Entity set forth on Section 3.4 of the Company Disclosure Schedule; and (f) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations which, if not obtained or made, would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent, Holdco, Merger Sub 1 and Merger Sub 2, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.6 Capitalization and Related Matters.

(a) The authorized capital stock of the Company consists of 2,985,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of March 7, 2018, 561,236,845 shares of Company Common Stock were issued and outstanding, and no shares of Company Preferred Stock were issued or outstanding. As of March 7, 2018, there were 16,144,371 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options, 1,468,703 shares of Company Common Stock subject to outstanding Company Performance Share Unit Awards (assuming achievement of the applicable performance goals at the maximum level), 2,619,369 shares of Company Common Stock subject to outstanding Company RSU Awards and 14,615shares of Company Common Stock subject to Company Deferred Units, 303,324,061shares of Company Common Stock were held in treasury and 16,359 shares of Company Common Stock were reserved for issuance in the ESPP.

(b) Except as set forth above in Section 3.6(a), as of March 7, 2018, no shares of capital stock of the Company are issued and outstanding and the Company does not have outstanding, and there are no, any securities convertible into or exchangeable for any shares of capital stock of the Company, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of the Company, or any stock or securities convertible into or exchangeable for any capital stock of the Company; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above, as of March 7, 2018, in Section 3.6(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries), that are convertible into or exercisable for a share of Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Company Common Stock. All Company Equity Awards are evidenced by award agreements in the forms previously made available to Parent.

(c) The issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws. The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(d) Section 3.6(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each of the Company’s Significant Subsidiaries and the ownership interest of the Company in each such Significant Subsidiary. The outstanding shares of capital stock, or membership interests or other ownership interests of, that the Company owns in each such Significant Subsidiary, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company, directly or indirectly. The Company owns, beneficially and of record, directly or indirectly, all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries. The Subsidiaries of the Company do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.

Section 3.7 Subsidiaries and Equity Investments. The Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than (a) their Subsidiaries or (b) investments in marketable securities acquired in the ordinary course of business in accordance with the Company’s investment policy or that constitute cash or cash equivalents. No Subsidiary of the Company owns any shares of capital stock of the Company.

Section 3.8 Company SEC Reports; Financial Statements.

(a) The Company and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2015 (as such documents and documents furnished to the SEC since January 1, 2015 have since the time of their filing been amended or supplemented and to the extent publicly available, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the Staff of the SEC with respect to any of the Company SEC Reports, and, to the Knowledge of the Company, none of the Company SEC Reports is subject to ongoing SEC review.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules thereto) included in the Company SEC Reports at the time they were filed or furnished (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (iii) fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(d) The statutory financial statements of each Company Insurance Subsidiary, as filed with the applicable domestic regulators for the years ended December 31, 2017 and 2016 and for each subsequent quarterly period ended since December 31, 2017, together with all exhibits and schedules thereto (the “Company Subsidiary SAP Statements”), fairly present, in all material respects, the respective statutory financial conditions of the applicable Company Insurance Subsidiary at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

Section 3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there has not been any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(b) Since December 31, 2017 through the date hereof, each of the Company and each of its Subsidiaries has operated in the ordinary course of business and has not taken any action that would have required the consent of Parent pursuant to Section 5.1(a)(iii), Section 5.1(a)(iv), Section 5.1(a)(v)(B), Section 5.1(a)(ix), Section 5.1(a)(x) or Section 5.1(a)(xiii) if taken after the date of this Agreement.

Section 3.10 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each of the Company and its Subsidiaries has filed with the appropriate taxing authority when due (taking into account any extension of time within which to file) all Tax Returns required by applicable Law to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes of the Company and each of its Subsidiaries required to have been paid have been paid in full, except for Taxes being contested in good faith and that have been adequately provided for, in accordance with GAAP, in the Company SEC Reports filed prior to the date hereof;

(iii) all Taxes required to be deducted, withheld or collected by the Company or any of its Subsidiaries in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor, customer or other third party have been so deducted, withheld or collected and remitted to the appropriate taxing authority, and each of the Company and its Subsidiaries has otherwise complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) there is no Proceeding or audit now pending or that has been proposed in writing with respect to the Company or any of its Subsidiaries in respect of any Tax or any Tax Return;

(v) (A) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there is no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force, and there has been no request by a Governmental Entity to execute such a waiver or extension; and (C) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement or arrangement providing for the payment or indemnification of Taxes, payment for Tax losses, entitlements or refunds or similar Tax matters (other than (1) customary provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or (2) any agreement solely among the Company and/or its Subsidiaries);

(vi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vii) there are no Liens in respect of or on account of Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens;

(viii) neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is the Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise; and

(ix) within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to or intended to be governed in whole or in part by Section 355(a) of the Code.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or, after reasonable diligence and in consultation with Skadden, Arps, Slate, Meagher & Flom LLP (“Company Tax Counsel”), is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent (i) the Merger from qualifying as a transaction described in Section 351 of the Code, (ii) the Whitman Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) Company Tax Counsel from delivering the opinion described in Section 8.3(c).

Section 3.11 Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of the Company as of December 31, 2017 or referred to in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017, (c) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (d) liabilities or obligations incurred pursuant to this Agreement.

Section 3.12 Company Property.

(a) All material real property owned by the Company and its Subsidiaries as of the date hereof is hereinafter referred to as the “Company Owned Real Property”. The Company and its Subsidiaries have good and valid title to all of the Company Owned Real Property free and clear of Liens other than Permitted Liens. All leases, site leases, subleases and occupancy agreements, together with all material amendments thereto, in which the Company or any of its Subsidiaries has a leasehold interest, license or similar occupancy rights, whether as lessor or lessee, and which involve payments by the Company or any of its Subsidiaries in excess of $1,000,000 per year are hereinafter each referred to as a “Company Lease” and, collectively, the “Company Leases”; the property covered by Company Leases under which the Company or any of its Subsidiaries is a lessee is referred to herein as the “Company Leased Real Property”; the Company Leased Real Property and the Company Owned Real Property are, collectively, referred to herein as the “Company Property”.

(b) Since December 31, 2017, no Company Lease has been modified or amended in writing in any way materially adverse to the business of the Company and its Subsidiaries and no party to any Company Lease has given the Company or any of its Subsidiaries written notice of or, to the Knowledge of the Company, made a claim with respect to any breach or default, except for such defaults or breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Leases are valid and in full force and effect, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the material Company Owned Real Property is subject to any option or other agreement granting to any Person or entity any right to obtain title to all or any material portion of such property.

Section 3.13 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Company Intellectual Property; (ii) to the Knowledge of the Company, no third party is infringing, misappropriating or violating any Company Owned Intellectual Property; (iii) to the Knowledge of the Company, the Company and its Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) as of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries: (A) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights; or (B) challenging the Company’s or its Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

(c) The Company IT Assets, taken as a whole, operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses in all material respects as currently conducted. Since January 1, 2016, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, (ii) to the Knowledge of the Company, no Person has gained unauthorized access to the Company IT Assets (or the information and transactions stored or contained therein or transmitted thereby), (iii) no claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Laws or orders relating to privacy, data protection or the collection and use of personal information and user information and (iv) to the Knowledge of the Company, the Company and its Subsidiaries have not committed a violation of a Person’s privacy, personal or confidentiality rights under any Laws or orders relating to privacy, data protection or the collection and use of personal information and user information.

Section 3.14 Licenses and Permits.

(a) The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity as of the date hereof (the “Company Licenses and Permits”). The Company has taken all necessary action to maintain such Company Licenses and Permits, except for such failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Company License and Permit invalid in any respect, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, and none of the operations of the Company or its Subsidiaries is being conducted in a manner that violates in any material respect any of the terms or conditions under which any Company License and Permit was granted, except for such failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The operations of the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of applicable U.S. state and local, or non-U.S., Law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither the Company nor any of its Subsidiaries has done anything or failed to do anything which reasonably could be expected to cause the loss of any of the material Company Licenses and Permits.

(c) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the material Company Licenses and Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Entity, except for such failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No notices have been received by, and no claims have been filed against, the Company or any of its Subsidiaries alleging a failure to hold any material requisite permits, regulatory approvals, licenses or other authorizations. The Company has no Knowledge of any event, condition or circumstance that would preclude any Company License and Permit from being renewed in the ordinary course (to the extent that such Company License and Permit is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Compliance with Law.

(a) Since January 1, 2016, the operations of the business of each of the Company and its Subsidiaries have been conducted in accordance in all material respects with all applicable Laws and other legal requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Since January 1, 2016, none of the Company or its Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such Law or other legal requirement, and none of the Company or its Subsidiaries is in default with respect to any Order, writ or award of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations, except for any of the foregoing that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (a) any significant deficiencies or material weaknesses in the design or operation of internal controls over which could adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(d) The Company and each of its Subsidiaries are in compliance with, to the extent applicable, all Healthcare Laws, except where any failure to be in compliance with any of the Healthcare Laws has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No third-party payment program has imposed a fine, penalty or other sanction on the Company or any of its Subsidiaries and none of the Company or its Subsidiaries has been excluded or suspended from participation in any such program, or notified by any such program of an intention to so exclude or suspend the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries has received or been subject to any written notice, charge, claim, demand or assertion alleging any violation of the Healthcare Laws, and to the Knowledge of the Company, no action alleging any violation of any Healthcare Law by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries, except where such notice, charge, claim, demand or assertion has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) neither the

Company nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of the Healthcare Laws, except where such settlement or action has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Since January 1, 2016, neither the Company nor any of its Subsidiaries, nor any director or executive officer of the Company or any of its Subsidiaries, with respect to actions taken on behalf of the Company or any of its Subsidiaries, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (iv) has been disbarred or disqualified from participation in regulated activities for any violation or alleged violation of any Healthcare Laws, (v) has been listed on the General Services Administration List of Parties Excluded from Federal Programs or (vi) is a party to or subject to any proceeding concerning any of the matters described above in clauses (i) through (v).

(g) The Company and each of its Subsidiaries are in compliance with all applicable Healthcare Information Laws, except for failures to comply with any of the foregoing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) The Company and each of its Subsidiaries (i) are in compliance with all Laws, and any other applicable guidance, relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Laws, and any other applicable guidance, relating to the labeling, packaging, advertising or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction, revocation, suspension or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii), except for such failures to comply or such adverse actions described in clauses (i) through (iii) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Each Company Insurance Subsidiary has filed with the appropriate Governmental Entities, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, all material reports, statements, documents, registrations, filings or submissions required to be filed by them under applicable Law. As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each such registration, filing and submission complied in all material respects with applicable Law, and no material deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings or submissions that have not been cured.

(j) All premium rates, rating plans and policy terms established or used by the Company or any Company Insurance Subsidiary that are required to be filed with and/or approved by Governmental Entities have been so filed and/or approved in all material respects and the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the insurance Laws applicable thereto.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Insurance Subsidiary (including the business, marketing, operations, sales and issuances of Company Insurance Subsidiary policies) is, and since January 1, 2016 has been, in compliance with applicable Law and (ii) no Company Insurance Subsidiary has received any written communication since January 1, 2016 from a Governmental Entity that alleges that the Company Insurance Subsidiary is not in compliance with any insurance Law. There is no pending or, to the Knowledge of the Company, threatened charge by any U.S. state insurance regulatory authority that any Company Insurance Subsidiary has allegedly violated, nor is there any pending or, to the Knowledge of the Company, threatened investigation or enforcement proceeding by any U.S. state insurance regulatory authority with respect to alleged violations by any Company Insurance Subsidiary of, any applicable insurance Laws, except where such charge, investigation or enforcement proceeding has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2016, each Company Insurance Subsidiary has been duly authorized by the relevant U.S. state insurance regulatory authorities to issue the policies and/or contracts of insurance that it is currently writing and in the states in which it conducts its business, except where the failure to be so duly authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority which (A) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 2016 or (C) seeks the revocation or suspension of any Company License or Permit issued pursuant to applicable insurance Law.

Section 3.16 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, ruling or order (each, an “Order”) of any Governmental Entity or before any arbitrator of any nature outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

Section 3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Material Contracts as of the date hereof.

(b) Each Company Material Contract is valid, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, and in full force and effect, subject to the rights of creditors generally and the availability of equitable remedies, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Company Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in default in respect thereof, and no event has occurred that, with due notice or lapse of time or both, would constitute, individually or in the aggregate, such a default, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) A “Company Material Contract” means any written agreement, contract or commitment (provided, that in the case of Company Customer Contracts and Company Vendor Contracts, all such written agreements, contracts or commitments relating to one customer or vendor shall be deemed one Company Material Contract) to which the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

(i) a contract or agreement with one of the top 10 customers (each, a “Company Customer”) by revenue derived by the Company and its Subsidiaries (taken together), for the year ended December 31, 2017, pursuant to which the Company or any of its Subsidiaries has sold goods and/or services (the “Company Customer Contracts”);

(ii) a top 10 supply-chain contract or agreement by dollar amount for the year ended December 31, 2017;

(iii) a mortgage, indenture, security agreement, guaranty, pledge or other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice) or any other Indebtedness, in each case, in an amount in excess of $5,000,000,000;

(iv) a material joint venture, partnership or limited liability company agreement with third parties (other than any agreement entered into in the ordinary course of business);

(v) a non-competition agreement or any other agreement or obligation (other than exclusivity provisions or arrangements with providers of health care services) which purports to materially limit or otherwise materially restrict the Company or any of its Affiliates from engaging or competing in any line of business material to the Company and its Affiliates (taken as a whole) or in any geographic area material to the Company and its Affiliates (taken as a whole), is material to the offering of integrated pharmacy and medical services;

(vi) an agreement limiting or restricting the ability of any of the Company or its wholly owned Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

(vii) an agreement (other than capital leases) requiring capital expenditures (other than capital lease obligations) in excess of $50,000,000;

(viii) a material pharmacy benefits management customer contract or agreement that includes any preferred pricing, exclusivity or “most favored nation” or other similar provision binding on the Company or any of its Subsidiaries;

(ix) a contract or agreement that contains exclusive or preferred purchasing arrangements or promotional requirements; or

(x) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person in each case that would be material to the Company, which acquisition has not been consummated as of the date hereof.

(d) Since December 31, 2017 and prior to the date hereof, no Company Customer that is party to any Company Customer Contract has expressed in writing to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or any of its Subsidiaries, except for any of the foregoing as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18 Employee Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a correct and complete list of each material Company Benefit Plan.

(b) The Company has provided Parent with respect to each material Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto.

(c) None of the Company or any of its ERISA Affiliates has, at any time during the last six years, maintained or contributed to, or been obligated to maintain or contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of the Company or any of its ERISA Affiliates has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(d) With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, or such plan has been adopted under a prototype plan or volume submitter plan approved by the IRS, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) There are no pending or, to the Knowledge of the Company, threatened material actions, claims or lawsuits against or relating to any Company Benefit Plan or against any fiduciary of any Company Benefit Plan with respect to the operation of such plan (other than routine benefits claims).

(f) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on the Company’s financial statements.

(g) None of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(h) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits; (iv) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under any Company Benefit Plan; or (v) limit or prohibit the ability to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(i) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(j) Except as would not reasonably be expected to result in a material liability to Company or its Subsidiaries, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with, Section 409A of the Code.

(k) Except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.19 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risk of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance and bonds insuring each of the Company and its Subsidiaries and their assets, properties and operations are in full force and effect. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such material insurance.

Section 3.20 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Section 3.21 of the Company Disclosure Schedule.

Section 3.21 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract applicable to its employees or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries.

(b) As of the date hereof, (i) there are no strikes or lockouts pending with respect to any employees of the Company or any of its Subsidiaries, (ii) there is no union organizing effort pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances), or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company or any of its Subsidiaries and (iv) there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries are, and have been, in compliance in all respects with all applicable Laws relating to employment and employment practices, the classification of employees and contractors, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment, (ii) there are no charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices, and (iii) since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and no such investigation is in progress.

Section 3.22 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all applicable Laws, common law and other requirements of Governmental Entities relating to pollution, to the protection of the environment or to natural resources (“Environmental Laws”).

(b) To the Knowledge of the Company, since January 1, 2016:

(i) the Company and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries which would be reasonably expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws;

(ii) none of the Company or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii) none of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including any obligation for costs of remediation, of any other Person that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(iv) there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law (“Hazardous Material”), on, at or beneath any of the Company Property or other properties currently or previously owned or operated by the Company or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other material liability or damages to the Company or its Subsidiaries under any Environmental Laws.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or reasonably would be expected to give rise to any liability for any damages or costs of remediation.

Section 3.23 No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby other than Centerview Partners LLC and Lazard Frères & Co. LLC. The Company has prior to the date hereof furnished to Parent a complete and correct copy of all agreements between the Company and Centerview Partners LLC and Lazard Frères & Co. LLC pursuant to which either of Centerview Partners LLC or Lazard Frères & Co. LLC would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.24 State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.25 Opinions of Financial Advisors. The Board of Directors of the Company has received the opinions of Centerview Partners LLC and Lazard Frères & Co. LLC, dated as of the date hereof, to the effect that, as of such date, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of the Company Common Stock (other than Company Excluded Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.26 Board Approval. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (a) determined that this Agreement is advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and (c) resolved, subject to Section 7.4, to recommend that the holders of the shares of Company Common Stock adopt this Agreement (the “Company Recommendation”), and directed that such matter be submitted for consideration by Company stockholders at the Company Stockholders Meeting. The Company hereby agrees to the inclusion in the joint proxy statement/prospectus relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to adopt this Agreement (the “Company Stockholders Meeting”) and to the

holders of Parent Common Stock at the Parent stockholders meeting to adopt this Agreement (the “Parent Stockholders Meeting”) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), of the Company Recommendation of the Board of Directors of the Company described in this Section 3.26 (subject to the right of the Board of Directors of the Company to effect a Company Change in Recommendation in accordance with Section 7.4).

Section 3.27 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in favor of the adoption of this Agreement (the “Required Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

Section 3.28 No Improper Payments to Foreign Officials; Trade Laws.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2016, (i) the Company and its Subsidiaries, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other material applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (ii) neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees, agents or other representatives acting on the Company’s behalf have, directly or indirectly, in each case, in violation of the Fraud and Bribery Laws (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(b) To the Knowledge of the Company, the United States government has not notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of the Fraud and Bribery Laws. Other than the United States government, no Person has notified the Company or any of its Subsidiaries of any actual or, to the Knowledge of the Company, alleged violation or breach of the Fraud and Bribery Laws. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is under investigation by any government for alleged violation(s) of the Fraud and Bribery Laws.

Section 3.29 Information Supplied. The information supplied or to be supplied by the Company specifically for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent, Holdco or any of their respective Representatives in writing expressly for inclusion therein. The information supplied or to be supplied by the Company specifically for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent, Holdco or any of their respective Representatives for inclusion therein.

Section 3.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Merger, each of Parent, Holdco, Merger Sub 1 and Merger Sub 2 acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries pursuant to this Agreement, or with respect to any other information provided to Parent, Holdco or the Merger Subs in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in this Article III, neither the Company nor any other Person will have or be subject to any liability or obligation to Parent, Holdco, Merger Sub 1, Merger Sub 2 or any other Person resulting from the distribution or failure to distribute to Parent, Holdco, Merger Sub 1 or Merger Sub 2, or Parent’s, Holdco’s, Merger Sub 1’s or Merger Sub 2’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Parent, Holdco, Merger Sub 1 or Merger Sub 2 in any electronic data room maintained by the Company in connection with the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND MERGER SUBS

Except as expressly disclosed in the Parent SEC Reports filed with or furnished to the SEC after January 1, 2015 and prior to the date of this Agreement (other than (a) any information that is contained solely in the “Risk Factors” section of such Parent SEC Reports and (b) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Parent SEC Reports), or in the Parent Disclosure Schedule, Parent, Holdco and the Merger Subs hereby represent and warrant to the Company as follows:

Section 4.1 Organization.

(a) Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. Copies of the Parent Organizational Documents, with all amendments thereto to the date hereof, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date hereof.

(b) Each of Holdco, Merger Sub 1, Merger Sub 2 and Parent’s other Subsidiaries is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 4.1(b) of the Parent Disclosure Schedule sets forth a list of each material Subsidiary of Parent.

(c) Each of Holdco, Merger Sub 1 and Merger Sub 2 has been newly formed solely for the purpose of engaging in the Merger and has not engaged in any activity other than in connection with the Merger.

Section 4.2 Qualification to Do Business. Each of Parent, Holdco, Merger Sub 1, Merger Sub 2 and Parent’s other Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 No Conflict or Violation. The execution, delivery and, subject to the receipt of the Required Parent Vote, the adoption of this Agreement by Holdco in its capacities as the sole stockholder of each of Merger Sub 1 and Merger Sub 2 and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Holdco, performance by Parent, Holdco, Merger Sub 1 and Merger Sub 2 of this Agreement (including the incurrence of the Financing or any other debt or equity financing in connection herewith) do not and will not (a) violate or conflict with any provision of any (i) Parent Organizational Document or (ii) any of the organizational documents of Holdco, Merger Sub 1, Merger Sub 2 or any of Parent’s other Subsidiaries, (b) subject to the receipt of any consents set forth in Section 4.4 (including Section 4.4 of the Parent Disclosure Schedule), violate any provision of Law, or any Order of any Governmental Entity, (c) subject to the receipt of any consents set forth in Section 4.4 (including Section 4.4 of the Parent Disclosure Schedule), result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of any of Parent, Holdco, Merger Sub 1, Merger Sub 2 or any of Parent’s other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent Licenses and Permits or (d) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of termination, cancellation, modification, amendment, or acceleration under, any contract, agreement, lease or instrument to which Parent, Holdco, Merger Sub 1, Merger Sub 2 or any of Parent’s other Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, except, with respect to clauses (a)(ii), (b), (c) and (d), for any such violations, breaches or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or the performance by Parent or any of its Subsidiaries of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby, except for: (a) the filing of the Certificates of Merger with the Secretary of State in accordance with the DGCL; (b) the filing of a Notification and Report Form under the HSR Act; (c) applicable requirements of the Securities Act and of the Exchange Act; (d) the Healthcare Regulatory Approvals; (e) such consents, waivers, authorizations or approvals of any Governmental Entity set forth on Section 4.4 of the Company Disclosure Schedule; and (f) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations which, if not obtained or made, would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Authorization and Validity of Agreement. Parent, Holdco, Merger Sub 1 and Merger Sub 2 have all requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Parent Vote, the adoption of this Agreement by Holdco in its capacities as the sole stockholder of each of Merger Sub 1 and Merger Sub 2 and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Holdco, perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Holdco, Merger Sub 1 and Merger Sub 2 and the performance by Parent, Holdco, Merger Sub 1 and Merger Sub 2 of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, the Board of Directors of Holdco, the Board of Directors of Merger Sub 1 and the Board of Directors of Merger Sub 2, as applicable, and all other necessary corporate action on the part of Parent, Holdco, Merger Sub 1 and Merger Sub 2, other than the Required Parent Vote, the adoption of this Agreement by Holdco in its capacities as the sole stockholder of each of Merger Sub 1 and Merger Sub 2 and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Holdco, and no other corporate proceedings on the part of Parent, Holdco, Merger Sub 1 or Merger Sub 2 are necessary to authorize this Agreement and the transactions contemplated hereby. Holdco, as the sole stockholder of each of Merger Sub 1 and Merger Sub 2, will, promptly following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement. Parent, as the sole stockholder of Holdco, will, promptly following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent, Holdco, Merger Sub 1 and Merger Sub 2 and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent, Holdco,

Merger Sub 1 and Merger Sub 2, enforceable against each of Parent, Holdco, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a Proceeding in equity or at law).

Section 4.6 Capitalization and Related Matters.

(a) The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of March 7, 2018, 243,237,423 shares of Parent Common Stock (including 1,029,980 shares of Parent Common Stock subject to Parent Restricted Stock Awards) were issued and outstanding, and no shares of Parent Preferred Stock were issued or outstanding. As of March 7, 2018, there were 6,858,842 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options and 1,667,691 shares of Parent Common Stock subject to outstanding Parent Deferred Units, Parent RSU Awards or Parent Strategic Performance Share Awards (assuming achievement of the applicable performance goals at the maximum level), and 52,908,098 shares of Parent Common Stock were held in treasury.

(b) The authorized capital stock of Holdco consists of 500 shares of Holdco Common Stock and 500 shares of preferred stock, par value $1.00 per share (“Holdco Preferred Stock”). As of March 7, 2018, 100 shares of Holdco Common Stock were issued and outstanding, and no shares of Holdco Preferred Stock were issued or outstanding.

(c) Except as set forth above in Section 4.6(a), as of March 7, 2018 no shares of capital stock of Parent are issued and outstanding and Parent does not have outstanding, and there are no, any securities convertible into or exchangeable for any shares of capital stock of Parent, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent; and Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Parent. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in Section 4.6(a), as of March 7, 2018 there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries), that are convertible into or exercisable for a share of Parent Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Parent Common Stock. All Parent Equity Awards are evidenced by award agreements in the forms previously made available to the Company.

(d) The issued and outstanding shares of Parent Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws. Parent has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Parent Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement.

(e) Section 4.6(e) of the Parent Disclosure Schedules sets forth, as of the date of this Agreement, each of Parent’s Significant Subsidiaries and the ownership interest of Parent in each such Significant Subsidiary. The outstanding shares of capital stock, or membership interests or other ownership interests of, Holdco, Merger Sub 1, Merger Sub 2 and each other Subsidiary of Parent, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by Parent, directly or indirectly. Parent owns, beneficially and of record, directly or indirectly, all of the shares of capital stock of, or membership interests or other ownership interests in, Holdco, Merger Sub 1, Merger Sub 2 and each other Significant Subsidiary of Parent, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, Holdco, Merger Sub 1, Merger Sub 2 and each other Subsidiary of Parent, as applicable, are the sole outstanding securities of such Subsidiaries. The Subsidiaries of Parent do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent.

Section 4.7 Subsidiaries and Equity Investments. Parent and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than (a) their Subsidiaries or (b) investments in marketable securities acquired in the ordinary course of business in accordance with Parent’s investment policy or that constitute cash or cash equivalents. No Subsidiary of Parent owns any shares of capital stock of Parent.

Section 4.8 Parent SEC Reports; Financial Statements.

(a) Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2015 (as such documents and documents furnished to the SEC since January 1, 2015 have since the time of their filing been amended or supplemented and to the extent publicly available, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the Staff of the SEC with respect to any of the Parent SEC Reports, and, to the Knowledge of Parent, none of the Parent SEC Reports is subject to ongoing SEC review.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports at the time they were filed or furnished (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (iii) fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(d) The statutory financial statements of each Parent Insurance Subsidiary, as filed with the applicable domestic regulators for the years ended December 31, 2017 and 2016 and for each subsequent quarterly period ended since December 31, 2017, together with all exhibits and schedules thereto (the “Parent Subsidiary SAP Statements”), fairly present, in all material respects, the respective statutory financial conditions of the applicable Parent Insurance Subsidiary at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

Section 4.9 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there has not been any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

(b) Since December 31, 2017 through the date hereof, each of Parent and each of its Subsidiaries has operated in the ordinary course of business and has not taken any action that would have required the consent of the Company pursuant to Section 6.1(a)(iii) or Section 6.1(a)(vi), if taken after the date of this Agreement.

Section 4.10 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each of Parent and its Subsidiaries has filed with the appropriate taxing authority when due (taking into account any extension of time within which to file) all Tax Returns required by applicable Law to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes of Parent and each of its Subsidiaries required to have been paid have been paid in full, except for Taxes being contested in good faith and that have been adequately provided for, in accordance with GAAP, in the Parent SEC Reports filed prior to the date hereof;

(iii) all Taxes required to be deducted, withheld or collected by Parent or any of its Subsidiaries in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor, customer or other third party have been so deducted, withheld or collected and remitted to the appropriate taxing authority, and each of Parent and its Subsidiaries has otherwise complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) there is no Proceeding or audit now pending or that has been proposed in writing with respect to Parent or any of its Subsidiaries in respect of any Tax or any Tax Return;

(v) (A) there is no outstanding request for any extension of time for Parent or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there is no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent or any of its Subsidiaries that is currently in force, and there has been no request by a Governmental Entity to execute such a waiver or extension; and (C) neither Parent nor any of its Subsidiaries is a party to or bound by any agreement or arrangement providing for the payment or indemnification of Taxes, payment for Tax losses, entitlements or refunds or similar Tax matters (other than (1) customary provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or (2) any agreement solely among Parent and/or its Subsidiaries);

(vi) neither Parent nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vii) there are no Liens in respect of or on account of Taxes on any of the assets or properties of Parent or any of its Subsidiaries, other than Permitted Liens;

(viii) neither Parent nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is Parent or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than any of Parent and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise; and

(ix) within the last two years, neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to or intended to be governed in whole or in part by Section 355(a) of the Code.

(b) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or, after reasonable diligence and in consultation with Wachtell, Lipton, Rosen & Katz (“Parent Tax Counsel”), is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent (i) the Merger from qualifying as a transaction described in Section 351 of the Code, (ii) the Whitman Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) Parent Tax Counsel from delivering the opinion described in Section 8.3(c).

Section 4.11 Absence of Undisclosed Liabilities. There are no liabilities or obligations of Parent or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of Parent as of December 31, 2017 or referred to in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017, (c) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (d) liabilities or obligations incurred pursuant to this Agreement.

Section 4.12 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Parent Intellectual Property; (ii) to the Knowledge of Parent, no third party is infringing, misappropriating or violating any Parent Owned Intellectual Property; (iii) to the Knowledge of Parent, Parent and its Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) as of the date hereof, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries: (A) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights; or (B) challenging Parent’s or its Subsidiaries’ ownership or use of, or the validity or enforceability of, any Parent Owned Intellectual Property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Parent Registered Intellectual Property is owned by Parent and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

(c) The Parent IT Assets, taken as a whole, operate and perform in a manner that permits the Parent and its Subsidiaries to conduct their respective businesses in all material respects as currently conducted. Since January 1, 2016, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the Parent and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material Parent IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, (ii) to the Knowledge of the Parent, no Person has gained unauthorized access to the Parent IT Assets (or the information and transactions stored or contained therein or transmitted thereby), (iii) no claims have been asserted or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Laws or orders relating to privacy, data protection or the collection and use of personal information and user information and (iv) to the Knowledge of the Parent, the Parent and its Subsidiaries have not committed, a violation of a Person’s privacy, personal or confidentiality rights under any Laws or orders relating to privacy, data protection or the collection and use of personal information and user information.

Section 4.13 Licenses and Permits.

(a) Parent and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of Parent or its Subsidiaries by any Governmental Entity as of the date hereof (the “Parent Licenses and Permits”). Parent has taken all necessary action to maintain such Parent Licenses and Permits, except for such failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Parent, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Parent License and Permit invalid in any respect, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of Parent and its Subsidiaries as presently conducted, and none of the operations of Parent or its Subsidiaries is being conducted in a manner that violates in any material respect any of the terms or conditions under which any Parent License and Permit was granted, except for such failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The operations of Parent and its Subsidiaries are in compliance in all material respects with the terms and conditions of applicable U.S. state and local, or non-U.S., Law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither Parent nor any of its Subsidiaries has done anything or failed to do anything which reasonably could be expected to cause the loss of any of the material Parent Licenses and Permits.

(c) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the material Parent Licenses and Permits is pending or, to the Knowledge of Parent, threatened before any Governmental Entity, except for such failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No notices have been received by, and no claims have been filed against, Parent or any of its Subsidiaries alleging a failure to hold any material requisite permits, regulatory approvals, licenses or other authorizations. Parent has no Knowledge of any event, condition or circumstance that would preclude any Parent License and Permit from being renewed in the ordinary course (to the extent that such Parent License and Permit is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14 Compliance with Law.

(a) Since January 1, 2016, the operations of the business of each of Parent and its Subsidiaries have been conducted in accordance in all material respects with all applicable Laws and other legal requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Since January 1, 2016, none of Parent or its Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such Law or other legal requirement, and none of Parent or its Subsidiaries is in default with respect to any Order, writ or award of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations, except for any of the foregoing that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent.

(c) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent auditors and the audit committee of the Board of Directors of Parent (a) any significant deficiencies or material weaknesses in the design or operation of internal controls over which could adversely affect Parent’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Parent and each of its Subsidiaries are in compliance with, to the extent applicable, all Healthcare Laws, except where any failure to be in compliance with any of the Healthcare Laws has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No third-party payment program has imposed a fine, penalty or other sanction on Parent or any of its Subsidiaries and none of Parent or its Subsidiaries has been excluded or suspended from participation in any such program, or notified by any such program of an intention to so exclude or suspend Parent or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries has received or been subject to any written notice, charge, claim, demand or assertion alleging any violation of the Healthcare Laws, and to the Knowledge of Parent, no action alleging any violation of any Healthcare Law by Parent or any of its Subsidiaries is currently threatened against Parent or any of its Subsidiaries, except where such notice, charge, claim, demand or assertion has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) neither Parent nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of the Healthcare Laws, except where such settlement or action has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Since January 1, 2016, neither Parent nor any of its Subsidiaries, nor any director or executive officer of Parent or any of its Subsidiaries, with respect to actions taken on behalf of Parent or any of its Subsidiaries, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (iv) has been disbarred or disqualified from participation in regulated activities for any violation or alleged violation of any Healthcare Laws, (v) has been listed on the General Services Administration List of Parties Excluded from Federal Programs or (vi) is a party to or subject to any proceeding concerning any of the matters described above in clauses (i) through (v).

(g) Parent and each of its Subsidiaries are in compliance with all applicable Healthcare Information Laws, except for failures to comply with any of the foregoing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Parent and each of its Subsidiaries (i) are in compliance with all Laws, and any other applicable guidance, relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Laws, and any other applicable guidance, relating to the labeling, packaging, advertising or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction, revocation, suspension or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii), except for such failures to comply or such adverse actions described in clauses (i) through (iii) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Each Parent Insurance Subsidiary has filed with the appropriate Governmental Entities, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, all material reports, statements, documents, registrations, filings or submissions required to be filed by them under applicable Law. As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each such registration, filing and submission complied in all material respects with applicable Law, and no material deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings or submissions that have not been cured.

(j) All premium rates, rating plans and policy terms established or used by Parent or any Parent Insurance Subsidiary that are required to be filed with and/or approved by Governmental Entities have been so filed and/or approved in all material respects and the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the insurance Laws applicable thereto.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Insurance Subsidiary (including the business, marketing, operations, sales and issuances of Parent Insurance Subsidiary policies) is, and since January 1, 2016 has been, in compliance with applicable Law and (ii) no Parent Insurance Subsidiary has received any written communication since January 1, 2016 from a Governmental Entity that alleges that the Parent Insurance Subsidiary is not in compliance with any insurance Law. There is no pending or, to the Knowledge of Parent, threatened charge by any U.S. state insurance regulatory authority that any Parent Insurance Subsidiary has allegedly violated, nor is there any pending or, to the Knowledge of Parent, threatened investigation or enforcement proceeding by any U.S. state insurance regulatory authority with respect to alleged violations by any Parent Insurance Subsidiary of, any applicable insurance Laws, except where such charge, investigation or enforcement proceeding has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2016, each Parent Insurance Subsidiary has been duly authorized by the relevant U.S. state insurance regulatory authorities to issue the policies and/or contracts of insurance that it is currently writing and in the states in which it conducts its business, except where the failure to be so duly authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of the Parent Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority which (A) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (B) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 2016 or (C) seeks the revocation or suspension of any Parent License or Permit issued pursuant to applicable insurance Law.

Section 4.15 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of Parent or its Subsidiaries or any of their officers or directors involving or relating to Parent or its Subsidiaries, the assets, properties or rights of any of Parent and its Subsidiaries or the transactions contemplated by this Agreement. There is no material Order of any Governmental Entity or before any arbitrator of any nature outstanding or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

Section 4.16 Contracts.

(a) Section 4.16(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all Parent Material Contracts as of the date hereof.

(b) Each Parent Material Contract is valid, binding and enforceable against Parent or its Subsidiaries and, to the Knowledge of Parent, against the other parties thereto in accordance with its terms, and in full force and effect, subject to the rights of creditors generally and the availability of equitable remedies, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent I performance, status or any other respect (claimed or actual) in connection with, any Parent Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in default in respect thereof, and no event has occurred that, with due notice or lapse of time or both, would constitute, individually or in the aggregate, such a default, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) A “Parent Material Contract” means any written agreement, contract or commitment (provided, that in the case of Parent Vendor Contracts, all such written agreements, contracts or commitments relating to one vendor shall be deemed one Parent Material Contract) to which Parent or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

(i) a contract or agreement with one of the top 10 vendors of Parent or any of its Subsidiaries (each, a “Parent Vendor”) by dollar amount paid to such vendors by Parent and its Subsidiaries (taken together), for the year ended December 31, 2017 (the “Parent Vendor Contracts”);

(ii) a mortgage, indenture, security agreement, guaranty, pledge or other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice) or any other Indebtedness, in each case, in an amount in excess of $5,000,000,000;

(iii) a material joint venture, partnership or limited liability company agreement with third parties (other than any agreement entered into in the ordinary course of business);

(iv) a non-competition agreement or any other agreement or obligation (other than exclusivity provisions or arrangements with providers of health care services) which purports to materially limit or otherwise materially restrict Parent or any of its Affiliates from engaging or competing in any line of business material to Parent and its Affiliates (taken as a whole) or in any geographic area material to Parent and its Affiliates (taken as a whole);

(v) an agreement limiting or restricting the ability of any of Parent or its wholly owned Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

(vi) a contract or agreement that includes any material exclusivity, preferred pricing or “most favored nation” or other similar provision binding on Parent or any of its Subsidiaries that is material to Parent’s business, taken as a whole; or

(vii) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person in each case that would be material to Parent, which acquisition has not been consummated as of the date hereof.

Section 4.17 Employee Plans.

(a) Section 4.17(a) of the Parent Disclosure Schedule contains a correct and complete list of each material Parent Benefit Plan.

(b) None of Parent or any of its ERISA Affiliates has, at any time during the last six years, maintained or contributed to, or been obligated to maintain or contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of Parent or any of its ERISA Affiliates has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability to Parent or any of its Subsidiaries.

(c) With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, or such plan has been adopted under a prototype plan or volume submitter plan approved by the IRS, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of Parent, threatened material actions, claims or lawsuits against or relating to any Company Benefit Plan or against any fiduciary of any Parent Benefit Plan with respect to the operation of such plan (other than routine benefits claims).

(e) Each Parent Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions required to have been made under any of the Parent Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on Parent’s financial statements.

(f) None of the Parent Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(g) Except as would not reasonably be expected to result in a material liability to Parent or its Subsidiaries, each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with, Section 409A of the Code.

(h) Except as would not reasonably be expected to result in a material liability to Parent or its Subsidiaries, all Parent Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Parent and its Subsidiaries or with respect to any Parent Benefit Plan; (ii) increase any benefits otherwise payable under any Parent Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits; (iv) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under any Parent Benefit Plan; or (v) limit or prohibit the ability to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

Section 4.18 Insurance. Each of Parent and its Subsidiaries, with the exception of Holdco, Merger Sub 1 and Merger Sub 2, maintains insurance policies with reputable insurance carriers against all risk of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance and bonds insuring each of Parent and its Subsidiaries, with the exception of Holdco, Merger Sub 1 and Merger Sub 2, and their assets, properties and operations are in full force and effect. None of Parent or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of Parent or its Subsidiaries received notice of cancellation of or cancelled any such material insurance.

Section 4.19 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director or executive officer of Parent or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Section 4.20 of the Parent Disclosure Schedule.

Section 4.20 Labor Matters.

(a) As of the date hereof, (i) there are no strikes or lockouts pending with respect to any employees of Parent or any of its Subsidiaries, (ii) there is no union organizing effort pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances), or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened, with respect to the employees of Parent or any of its Subsidiaries and (iv) there is no slowdown or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to the employees of Parent or any of its Subsidiaries, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries are, and have been, in compliance in all respects with all applicable Laws relating to employment and employment practices, the classification of employees and contractors, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment, (ii) there are no charges with respect to or relating to either of Parent or its Subsidiaries pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices, and (iii) since January 1, 2017, neither Parent nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of either of Parent or its Subsidiaries and no such investigation is in progress.

Section 4.21 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries is, and has been, in compliance in all material respects with all applicable Environmental Laws.

(b) To the Knowledge of Parent, since January 1, 2017:

(i) Parent and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of Parent or its Subsidiaries which would be reasonably expected to result in Parent or any of its Subsidiaries incurring material liability under Environmental Laws;

(ii) none of Parent or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal Proceedings pending or, to the Knowledge of Parent, threatened, against Parent or its Subsidiaries under any Environmental Law which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(iii) none of Parent or its Subsidiaries has entered into any agreement pursuant to which Parent or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including any obligation for costs of remediation, of any other Person that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(iv) there has been no release or threatened release of a Hazardous Material, on, at or beneath any of the Parent Property or other properties currently or previously owned or operated by Parent or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by Parent, or which would be expected to give rise to any other material liability or damages to Parent or its Subsidiaries under any Environmental Laws.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or its Subsidiaries has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or reasonably would be expected to give rise to any liability for any damages or costs of remediation.

Section 4.22 No Brokers. The Company will not be liable for any brokerage, finder’s or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Holdco, Merger Sub 1 or Merger Sub 2.

Section 4.23 Financing. Parent has delivered to the Company (i) a correct and complete fully executed copy of the commitment letter, dated as of March 8, 2018, among Parent, Holdco, Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., including all exhibits, schedules and annexes to such letter in effect as of the date of this Agreement and (ii) a correct and complete fully executed copy of the fee letter referenced therein (together, the “Commitment Letter”) (it being understood that such fee letter has been redacted to remove the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the commitment parties thereunder have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a Proceeding in equity or at law). There are no conditions precedent related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, and assuming the accuracy of the Company’s representations and warranties contained in Article III and compliance by the Company with its covenants contained in Article V and Article VII, in each case, in all material respects, the net proceeds contemplated from the Financing, together with other financial resources of Parent and its Subsidiaries, will, in the aggregate, be sufficient for the payment of the Cash Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby. As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (ii) Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and its Subsidiaries’ obligations under this Agreement will not be available to Parent on the Closing Date, in each of clauses (i) and (ii), assuming the accuracy of the Company’s representations and warranties contained in Article III and compliance by the Company with its covenants contained in Article V and Article VII, in each case, in all material respects. Parent and/or Holdco has fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing. The obligations of Parent, Holdco and the Merger Subs hereunder are not subject to any condition regarding Parent’s or any other Person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Section 4.24 State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Parent Organizational Documents is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated by this Agreement.

Section 4.25 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion, and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley & Co. LLC as set forth therein, the Merger Consideration to be paid by Holdco pursuant to this Agreement is fair from a financial point of view to Parent.

Section 4.26 Board Approval. The Board of Directors of Parent, at a meeting duly called and held, (a) determined that this Agreement is advisable and fair to, and in the best interests of, Parent and its stockholders, (b) approved the execution, delivery and performance by Parent of this Agreement and (c) resolved, subject to Section 7.5, to recommend that the holders of the shares of Parent Common Stock to adopt this Agreement (the “Parent Recommendation”), and directed that such matter be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting. Parent hereby agrees to the inclusion in the Joint Proxy Statement/Prospectus of the Parent Recommendation of the Board of Directors of Parent described in this Section 4.26 (subject to the right of the Board of Directors of Parent to effect a Parent Change in Recommendation in accordance with Section 7.5).

Section 4.27 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon in favor of the adoption of this Agreement (the “Required Parent Vote”) is the only vote or consent of the holders of any class or series of Parent’s capital stock necessary to adopt this Agreement.

Section 4.28 No Improper Payments to Foreign Officials; Trade Laws.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2016, (i) Parent and its Subsidiaries, directors, officers and employees have complied with the Fraud and Bribery Laws, and (ii) neither Parent, any Subsidiary of Parent nor, to the Knowledge of Parent, any of Parent’s directors, officers, employees, agents or other representatives acting on Parent’s behalf have, directly or indirectly, in each case, in violation of the Fraud and Bribery Laws (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(b) To the Knowledge of the Company, the United States government has not notified Parent or any of its Subsidiaries of any actual or alleged violation or breach of the Fraud and Bribery Laws. Other than the United States government, no Person has notified Parent or any of its Subsidiaries of any actual or, to the Knowledge of Parent, alleged violation or breach of the Fraud and Bribery Laws. To the Knowledge of Parent, none of Parent or any of its Subsidiaries is under investigation by any government for alleged violation(s) of the Fraud and Bribery Laws.

Section 4.29 Information Supplied. The information supplied or to be supplied by Parent or Holdco specifically for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by Parent or Holdco with respect to statements made therein based on information supplied by the Company or its Representatives for inclusion therein. The information supplied or to be supplied by Parent or Holdco specifically for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Holdco with respect to statements made therein based on information supplied by the Company or its Representatives for inclusion therein.

Section 4.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent in connection with the Merger, the Company acknowledges that none of Parent, Holdco, Merger Sub 1, Merger Sub 2 nor any other Person on behalf of any of Parent, Holdco, Merger Sub 1 or Merger Sub 2 makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries pursuant to this Agreement, or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in this Article IV, none of Parent, Holdco, Merger Sub 1, Merger Sub 2 nor any other Person will have or be subject to any liability or obligation to the

Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Company in any electronic data room maintained by Parent in connection with the Merger.

ARTICLE V

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1 Conduct of Business Before the Closing Date.

(a) The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement or as may be required by Law), unless Parent shall otherwise consent in writing, (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable Laws; and (ii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present executive officers and the key employees of the Company, to maintain all of the Company Licenses and Permits and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement, as may be required by Law or as set forth on Section 5.1(a) of the Company Disclosure Schedule), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(i) make any change in any of its organizational documents;

(ii) issue any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except, in each case, for (A) grants of Company Equity Awards as permitted by Section 5.1(a)(vii) or (B) shares of Company Common Stock issuable upon settlement or exercise, as applicable, of outstanding Company Equity Awards in accordance with their terms;

(iii) make any sale, assignment, transfer, abandonment, sublease or other conveyance of material assets or Company Property for consideration in excess of $75,000,000 individually or $500,000,000 in the aggregate;

(iv) subject any of its assets, properties or rights or any part thereof, to any Lien or suffer such to exist (other than Permitted Liens) if the obligations supported by such Lien are in excess of $75,000,000 in the aggregate;

(v) (A) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company or any of its Subsidiaries, other than in connection with (x) required Tax withholding in connection with the vesting and/or exercise of Company Equity Awards and (y) forfeitures of Company Equity Awards pursuant to their terms as in effect on the date of this Agreement; (B) declare, set aside or pay any dividends or other distributions in respect of such shares or interests, other than dividends or other distributions by the Company’s Subsidiaries; (C) prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness or guarantees thereof of the Company or any of its Subsidiaries; or (D) prepay or otherwise satisfy any obligations outstanding under any of the Company’s capital leases, other than pursuant to the applicable scheduled payments provided for under the corresponding capital leases;

(vi) (A) acquire, lease or sublease any material assets or properties (including any real property) that have a fair market value in excess of $150,000,000 in the aggregate or (B) acquire any equity interest or business of any Person for consideration in excess of $150,000,000 in the aggregate or in a transaction that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger;

(vii) except, in each case, (x) as required by the terms of any Company Benefit Plan in effect as of the date hereof or (y) as required by Law, (A) increase the compensation or benefits payable or to become payable to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, (B) establish, adopt, enter into or amend (except in the case of immaterial amendments that do not increase liabilities of the Company or its Subsidiaries) any Company Benefit Plan, any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement or any collective bargaining agreement, (C) accelerate the vesting or time of payment of any stock or stock-based compensation or other compensation, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, (E) take any action to fund any trust or similar funding vehicle in advance of the payment of compensation or benefits under any Company Benefit Plan, (F) make any loan or cash advance to any current or former director, officer, employee or independent contractor, (G) hire or promote any employee or consultant, other than hires or promotions of employees below pay grade M3 (with respect to grade M2 subject to the limitations set forth in Section 5.1(a)(vii) of the Company Disclosure Schedule) in the ordinary course of business and consistent with past practice and hires of consultants in the ordinary course of business and consistent with past practice, or (H) terminate without “cause” any employee with a title of Senior Vice President or above;

(viii) make capital expenditures in the aggregate in excess of the Company’s capital expenditure forecast as set forth on Section 5.1(a)(viii) of the Company Disclosure Schedule, other than as may be necessary in connection with any emergency repair, maintenance or replacement;

(ix) pay, lend or advance any amount to, or sell, assign, transfer, license or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than Subsidiaries) other than on arms-length terms;

(x) make any change in any method of financial or statutory accounting or financial or statutory accounting principle, method, estimate or practice, except for any such change required by GAAP, SAP or applicable Law;

(xi) fail to keep in full force and effect insurance substantially comparable in amount and scope to coverage currently maintained, except in the ordinary course of business;

(xii) make, change or revoke any material Tax election, (B) adopt or change any material Tax accounting method, or change any annual Tax accounting period, (C) file any amended material Tax Return, (D) settle any Proceeding or audit relating to the Company or any of its Subsidiaries for or in respect of a material amount of Taxes (E) surrender any right to claim a refund of material Taxes or (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law);

(xiii) (A) settle, release or forgive any claim, action, proceeding, investigation or inquiry, or make any commitment to a Governmental Entity, other than settlements that result solely in monetary obligations of the Company and its Subsidiaries not in excess of $75,000,000 individually or $300,000,000 in the aggregate and not involving any non-de minimis injunctive or other equitable relief or operating restrictions, admissions or other obligations of the Company or any of its Subsidiaries, (B) waive any right with respect to any material claim held by the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice or (C) settle or resolve any claim against the Company or any of its Subsidiaries on terms that require the Company or any of its Subsidiaries to materially alter its existing business practices, in each case other than any claim with respect to Taxes, which shall be governed by Section 5.1(a)(xii);

(xiv) lend money to any Person (other than to the Company or to wholly owned Subsidiaries of the Company) or incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(xv) modify its current investment policies or investment practices in any material respect, except for any changes required by changes in applicable Law;

(xvi) enter into or amend or terminate early, or waive any material rights under, any Company Material Contract (or any agreement, contract or commitment that would be a Company Material Contract if it were in effect on the date of this Agreement), other than in the ordinary course of business consistent with past practice;

(xvii) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company Intellectual Property owned or exclusively licensed to the Company or its Subsidiaries, other than non-exclusive licenses in the ordinary course of business consistent with past practice, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to material Company Intellectual Property;

(xviii) subject to Section 5.1(a)(xix), enter into any new line of business outside of its existing business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of the Company or any of its Subsidiaries as of the date of this Agreement;

(xix) enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger; or

(xx) commit or agree to do or authorize any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent, Holdco, Merger Sub 1 or Merger Sub 2, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

ARTICLE VI

COVENANTS OF PARENT, HOLDCO, MERGER SUB 1 AND MERGER SUB 2

Parent, Holdco, Merger Sub 1 and Merger Sub 2 hereby covenant as follows:

Section 6.1 Conduct of Business Before the Closing Date.

(a) Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement or as may be required by Law), unless the Company shall otherwise consent in writing, (i) the businesses of Parent and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable Laws; and (ii) Parent shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present executive officers and the key employees of Parent, to maintain all of the Parent Licenses and Permits and to preserve, in all material respects, the present relationships of Parent and its Subsidiaries with persons with which Parent or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement, as may be required by Law or as set forth on Section 6.1(a) of the Parent Disclosure Schedule), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed):

(i) make, in the case of Parent, any change in any of its organizational documents;

(ii) issue any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except, in each case, for (A) grants of Parent Equity Awards in the ordinary course of business consistent with past practice, or (B) shares of Parent Common Stock issuable upon settlement or exercise, as applicable, of outstanding Parent Equity Awards in accordance with their terms;

(iii) declare, set aside or pay dividends or other distributions in respect of such shares or interests of Parent, other than regular annual cash dividends payable by Parent in respect of shares of Parent Common Stock in the ordinary course of business consistent with past practice, with declaration, record and payment dates substantially consistent with those of the dividends paid by Parent during its most recent fiscal year;

(iv) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Parent or any of its Subsidiaries, other than (A) in connection with (x) required Tax withholding in connection with the vesting and/or exercise of Parent Equity Awards and (y) forfeitures of Parent Equity Awards pursuant to their terms as in effect on the date of this Agreement or (B) purchases or acquisitions of Parent Common Stock to offset dilution from Parent Stock Options and other Parent Equity Awards;

(v) (A) acquire, lease or sublease any material assets or properties (including any real property), (B) acquire any equity interest or business of any Person or (C) acquire another business or merge with or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate, if, in each case of (A), (B) and (C), such action would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Merger;

(vi) pay, lend or advance any amount to, or sell, assign, transfer, license or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than Subsidiaries) other than on arms-length terms;

(vii) fail to keep in full force and effect insurance substantially comparable in amount and scope to coverage currently maintained, except in the ordinary course of business;

(viii) subject to Section 6.1(a)(x), enter into any new line of business outside of its existing business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of the Company or any of its Subsidiaries as of the date of this Agreement

(ix) enter into or amend or terminate early, or waive any material rights under, any Parent Material Contract (or any agreement, contract or commitment that would be a Parent Material Contract if it were in effect on the date of this Agreement), other than in the ordinary course of business consistent with past practice;

(x) enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger; or

(xi) commit or agree to do or authorize any of the foregoing.

(b) Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

(c) Each of Parent and the Company shall designate a single representative who shall be responsible for managing and approving requests for waivers of or exemptions from the covenants set forth in this Section 6.1 or Section 5.1 (the “Designated Representatives”), as applicable, on behalf of Parent or the Company, as applicable. All such requests for waiver or exemptions shall be submitted to the other party’s Designated Representative. Each of Parent and the Company shall use its reasonable best efforts to respond promptly to each such request through their Designated Representative. Any disputes arising in connection with such requests for waivers or exemptions which cannot be resolved between the Designated Representatives shall be referred to the respective General Counsels of Parent and the Company.

Section 6.2 Employee Benefits.

(a) From and after the Effective Time, Holdco shall, and Holdco shall cause the Emerson Surviving Corporation to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that, for the avoidance of doubt, the foregoing shall not prohibit Holdco from amending or terminating any Company Benefit Plan to the extent permitted by the terms of such Company Benefit Plan. For the period from the Closing Date through December 31, 2019 (the “Benefit Continuation Period”), Holdco agrees to provide each employee of the Company or its Subsidiaries as of the Effective Time (each, a “Continuing Company Employee”), while such Continuing Company Employee remains employed by Holdco or any of its Subsidiaries (including, after the Effective Time, the Emerson Surviving Corporation and its Subsidiaries), with (i) a base salary or base wage rate and, if applicable, annual cash incentive opportunity, at a level no lower than the base salary or base wage rate and, if applicable, annual cash incentive opportunity, in effect for the applicable Continuing Company Employee as of immediately prior to the Closing Date, and (ii) Total Aggregate Benefits (as defined below) on terms no less favorable than the Total Aggregate Benefits provided to the applicable Continuing Company Employee as of immediately prior to the Closing Date. For purposes of this Section 6.2(a),

“Total Aggregate Benefits” means employee welfare and retirement benefits (other than severance benefits), collectively. Upon a termination by the Company, Holdco or any Subsidiary of a Continuing Company Employee’s employment under severance qualifying circumstances during the Benefit Continuation Period, such Continuing Company Employee shall be eligible to receive cash severance pay in an amount equal to the cash severance pay for which such Continuing Company Employee would have been eligible under the Company Benefit Plan which is a severance plan (as identified on Section 6.2(a) of the Company Disclosure Schedule) applicable to such Continuing Company Employee as of immediately prior to the Effective Time, subject to the Continuing Company Employee’s execution without revocation of a release of claims in favor of Parent and its Affiliates and satisfaction of any other eligibility requirements set forth in such plan as in effect on the date hereof.

(b) If the Effective Time occurs on or prior to December 31, 2018, the Company may, but is not required to, pay immediately prior to the Closing to each Continuing Company Employee (including the Company’s executive officers) who participates in the Company’s Employee Annual Bonus Plan (the “Company Incentive Plan”) and who is then in good standing (as determined by the Company in its discretion) a cash bonus in respect of such plan year in an amount equal to two hundred percent (200)% of the Continuing Company Employee’s target bonus award under the Company Incentive Plan for 2018 (without pro-ration other than with respect to new hires and mid-year changes to bonus targets). If the Effective Time occurs on or after January 1, 2019, the Company may, but is not required to, pay immediately prior to the Closing to each Continuing Company Employee who participates in the Company Incentive Plan and who is then in good standing (as determined by the Company in its discretion), a pro-rata cash bonus in respect of such plan year, in an amount equal to (i) the cash bonus amount payable to such Continuing Company Employee under the Company Incentive Plan based on the actual level of achievement of the applicable performance criteria for such plan year measured through the latest practicable date prior to the Closing Date, with such level of achievement conclusively determined, in good faith, by the Compensation Committee of the Board of Directors of the Company in the ordinary course of business (other than as to timing) and consistent with past practice prior to the Closing, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from January 1, 2019 through the day prior to the Closing Date, and the denominator of which is 365. Notwithstanding the foregoing, if a bonus or pro-rata bonus is to be paid by the Company under this Section 6.2(b), any Continuing Company Employee who is party to an executive employment agreement, covered by the Company’s Change in Control Severance Plan, or covered by or party to any other Company Benefit Plan that provides for a full or prorated bonus upon termination of employment or a change in control, shall not be entitled to receive a full or prorated bonus under such agreement or plan in respect of the 2018 plan year or the applicable portion of the 2019 plan year, and the Company shall effectuate the foregoing through either an amendment to such agreement or plan, or receipt of a waiver from the impacted Continuing Company Employee, as a condition to payment of the bonus payout described in this Section 6.2(b), and Holdco will be provided with a reasonable opportunity to review and comment on each such amendment or waiver in advance and the Company shall consider Holdco’s comments in good faith. In addition, notwithstanding Section 6.2(a) hereof, (i) if a bonus is paid by the Company to a Continuing Company Employee pursuant to the first sentence of this Section 6.2(b) with respect to the 2018 plan year, Holdco shall not be obligated to provide an annual cash incentive opportunity or pay a bonus for 2018 to any such Continuing Company Employee, and (ii) if a pro-rata bonus is paid by the Company to a Continuing Company Employee pursuant to the second sentence of this Section 6.2(b) with respect to the applicable portion of the 2019 plan year, Holdco shall not be obligated to provide an annual cash incentive opportunity or pay a bonus to any such Continuing Company Employee with respect to the portion of the 2019 plan year ending prior to the Closing Date.

(c) With respect to any Company Benefit Plan, Parent Benefit Plan or employee benefit plan sponsored by Holdco, in each case, in which any Continuing Company Employee first becomes eligible to participate on or after the Effective Time (collectively, the “New Plans”), each Continuing Company Employee shall, to the extent permitted by applicable Law, receive full credit for the years of continuous service by such Continuing Company Employee recognized by the Company or its Subsidiaries prior to the Effective Time pursuant to a corresponding Company Benefit Plan to the same extent as if it were service with Parent for all purposes other than (i) for purposes of retiree medical plans or for purposes of benefit accrual under defined benefit pension plans, (ii) where such credit would result in a duplication of benefits, (iii) where such service was not recognized under the corresponding Company Benefit Plan or no corresponding Company Benefit Plan existed or (iv) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. With respect to any New Plan that is a welfare benefit plan in which any Continuing Company Employees first become eligible to participate on or after the Effective Time, Holdco shall use commercially reasonable efforts to (A) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements or pre-existing conditions would apply under the analogous Company Benefit Plan in which any such Continuing Company Employee was a participant or eligible to participate as of immediately prior to the Effective Time, and (B) give effect, in determining any deductibles, co-insurance or maximum out of pocket limitations, to amounts paid by such Continuing Company Employees prior to the Effective Time under a Company Benefit Plan in which any such Continuing Company Employee was a participant as of immediately prior to the Effective Time (to the same extent that such credit was given under such Company Benefit Plan prior to the Effective Time) in satisfying such requirements during the plan year in which the Effective Time occurs. If employees of Parent and its Subsidiaries as of immediately prior to the Effective Time become eligible to participate in New Plans (other than existing Parent Benefit Plans) after the Effective Time, the provisions of this Section 6.2(c) shall apply to such employees in the same manner as such provisions apply to Continuing Company Employees.

(d) Prior to making any broad-based communication or written communications pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement (including any schedules hereto), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e) As soon as reasonably practicable after the date hereof (and in no event later than thirty (30) days after the date hereof), the Company shall provide Parent the following: (i) with respect to each material Company Benefit Plan, to the extent applicable, (A) the most recent determination letter received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (B) the most recent financial statements for such Company Benefit Plan; (C) the most recent actuarial valuation report; (D) the current summary plan description and any summaries of material modifications; and (E) Form 5500 Annual Returns/Reports, together with all schedules thereto, for the most recent plan year; and (ii) complete copies of the calculations prepared for purposes of Section 280G of the Code for employees with a pay grade of M3 or higher and/or who are executive officers and the related supporting data. As soon as reasonably practicable after the date hereof (and in no event later than ninety (90) days after the date hereof), the Company shall provide Parent with complete copies of the calculations prepared for purposes of Section 280G of the Code for employees with a pay grade below M3 who are reasonably expected to be “disqualified individuals” for purposes of Section 280G of the Code.

(f) Nothing contained in this Section 6.2 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Company Benefit Plan or any Parent Benefit Plan, (ii) shall alter or limit the ability of any of Holdco, the Whitman Surviving Corporation, the Emerson Surviving Corporation, or any of their respective Subsidiaries, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee, director, officer or other service provider or any participant in a Company Benefit Plan or other employee benefit plan, agreement or other arrangement) any right as a third-party beneficiary of this Agreement.

Section 6.3 Indemnification Continuation.

(a) For purposes of this Section 6.3, (i) “Whitman Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of Parent or any of its Subsidiaries or (y) serving at the request of Parent as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, (ii) “Emerson Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of or in any similar capacity with the Company or any of its Subsidiaries or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust and (iii) “Proceeding” shall mean any claim, demand, action, suit, proceeding, subpoena or investigation.

(b) From and after the Effective Time, Holdco shall and shall cause its Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify each Whitman Indemnified Person and each Emerson Indemnified Person in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Whitman Indemnified Person or Emerson Indemnified Person is or was an officer or director of Parent or any of its Subsidiaries (in the case of such Whitman Indemnified Person) or an officer or director of the Company or any of its Subsidiaries (in the case of such Emerson Indemnified Person), or is or was serving at the request of Parent (in the case of such Whitman Indemnified Person) or the Company (in the case of such Emerson Indemnified Person) as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time. In the event of any such Proceeding, each Whitman Indemnified Person and each Emerson Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such Proceeding from Holdco within a reasonable period of time following receipt by Holdco from such Whitman Indemnified Person or Emerson Indemnified Person of a request therefor; provided that a Whitman Indemnified Person or an Emerson Indemnified Person to whom expenses are advanced provides an undertaking (only to the extent required by the DGCL) to repay Holdco for any expenses incurred by Holdco in connection with the indemnification of such Whitman Indemnified Person or Emerson Indemnified Person pursuant to this Section 6.3 if it is ultimately determined that such Whitman Indemnified Person or Emerson Indemnified Person did not meet the standard of conduct necessary for indemnification as set forth in the Parent Organizational Documents (in the case of such Whitman Indemnified Person) or the Company Organizational Documents (in the case of such Emerson Indemnified Person). For six years from the Effective Time, the Whitman Surviving Corporation and the Emerson Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of Parent’s, the Company’s or any of their respective Subsidiaries’ certificates of incorporation or by-laws or similar organizational documents as in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any Whitman Indemnified Person or Emerson Indemnified Person. In the event that Holdco, the Whitman Surviving Corporation or the Emerson Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdco, the Whitman Surviving Corporation or the Emerson Surviving Corporation (as applicable) shall cause proper provision to be made so that the successors and assigns of Holdco, the Whitman Surviving Corporation or the Emerson Surviving Corporation (as applicable) assume the obligations set forth in this Section 6.3, unless such assumption occurs by operation of Law.

(c) Holdco shall cause the Whitman Surviving Corporation and the Emerson Surviving Corporation to, and the Whitman Surviving Corporation and the Emerson Surviving Corporation shall, maintain in effect for six years from the Effective Time, Parent’s (in the case of the Whitman Surviving Corporation) and the Company’s (in the case of the Emerson Surviving Corporation) current directors’ and officers’ liability insurance policies covering acts or omissions occurring (or alleged to occur) prior to or at the Effective Time with respect to Whitman Indemnified Persons or Emerson Indemnified Persons; provided, however, that in no event shall the Whitman Surviving Corporation or the Emerson Surviving Corporation be required to expend pursuant to this Section 6.3(c) more than an amount per year equal to 450% of current annual premiums paid by Parent (in the case of the Whitman Surviving Corporation) or the Company (in the case of the Emerson Surviving Corporation) for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Whitman Surviving Corporation or the Emerson Surviving Corporation would be required to expend more than 450% of current annual premiums, the Whitman Surviving Corporation or the Emerson Surviving Corporation (as applicable) shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 450% of current annual premiums. In lieu of the foregoing, Parent may purchase at or prior to the Effective Time, and the Company, in consultation with, and with the consent of, Parent, may (and at the request of Parent, the

Company shall use its reasonable best efforts to) purchase at or prior to the Effective Time, and/or Holdco may purchase following the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Whitman Indemnified Person or Emerson Indemnified Person (as applicable) for an amount not to exceed 450% of current annual premiums. If such “tail” policy has been established by Parent or the Company, Holdco shall not terminate such policy and shall cause all obligations of Parent or the Company thereunder to be honored by the Whitman Surviving Corporation and the Emerson Surviving Corporation (as applicable).

(d) The provisions of this Section 6.3 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Whitman Indemnified Persons and the Emerson Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

ARTICLE VII

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1 Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company and Parent shall cooperate in preparing the Joint Proxy Statement/Prospectus and the registration statement on Form S-4 (and any amendment or supplement thereto) pursuant to which shares of Holdco Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) (in which the Joint Proxy Statement/Prospectus will be included), and shall cause Holdco to file the Joint Proxy Statement/Prospectus and the Registration Statement with the SEC. Each of Holdco, Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable, to ensure that the Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Joint Proxy Statement/Prospectus shall include the Company Recommendation, the Parent Recommendation, and the recommendation of the Board of Directors of the Company and of the Board of Directors of Parent in favor of approval of any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, and the Parent Recommendation, except to the extent there has been a Company Change in Recommendation permitted by Section 7.4 (in the case of the Company Recommendation) or there has been a Parent Change in Recommendation permitted by Section 7.5 (in the case of the Parent Recommendation). Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective. The parties shall promptly provide copies of any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus and the Registration Statement and promptly advise one another of any oral comments received from the SEC. Prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response), except to the extent such disclosures relate to a Company Acquisition Proposal or a Parent Acquisition Proposal.

(b) Holdco, Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Holdco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent.

(c) The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company (i) subject to Section 7.4, shall use its reasonable best efforts to obtain the Required Company Vote and otherwise comply with all legal requirements applicable to such meeting and (ii) shall not submit any other proposal (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the approval of the transactions contemplated hereby and, if the Company Stockholders Meeting is also the Company’s annual stockholders meeting, proposals customarily brought in connection with the Company’s annual stockholders meeting) to Company stockholders in connection with the Company Stockholders Meeting without the prior written consent of Parent. Notwithstanding the foregoing, if the Company reasonably believes that (i) it is necessary to postpone or adjourn the Company Stockholders Meeting to ensure that any required supplement or amendment to the

Joint Proxy Statement/Prospectus is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) (A) the Company will not receive proxies representing a sufficient number of shares of Company Common Stock to obtain the Required Company Vote, whether or not a quorum is present, or (B) the Company will not have a sufficient number of shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company shall have the right to, and shall upon request by Parent, on one or more occasions postpone or adjourn the Company Stockholders Meeting for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement and not more than an aggregate of 40 days (in the case of clause (ii) of this sentence) or 10 days (in the case of clause (i) of this sentence).

(d) Parent shall cause the Parent Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Parent Vote. In connection with such meeting, Parent (i) subject to Section 7.5, shall use its reasonable best efforts to obtain the Required Parent Vote and otherwise comply with all legal requirements applicable to such meeting and (ii) shall not submit any other proposal (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the adoption of this Agreement and the approval of the transactions contemplated hereby and, if the Parent Stockholders Meeting is also Parent’s annual stockholders meeting, proposals customarily brought in connection with Parent’s annual stockholders meeting) to Parent stockholders in connection with the Parent Stockholders Meeting without the prior written consent of the Company. Notwithstanding the foregoing, if Parent reasonably believes that (i) it is necessary to postpone or adjourn the Parent Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the stockholders of Parent within a reasonable amount of time in advance of the Parent Stockholders Meeting or (ii) (A) Parent will not receive proxies representing a sufficient number of shares of Parent Common Stock to obtain the Required Parent Vote, whether or not a quorum is present, or (B) Parent will not have a sufficient number of shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent shall have the right to, and shall upon request by the Company, on one or more occasions postpone or adjourn the Parent Stockholders Meeting for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement and not more than an aggregate of 40 days (in the case of clause (ii) of this sentence) or 10 days (in the case of clause (i) of this sentence).

Section 7.2 Access to Information.

Upon reasonable notice, each of Parent and the Company shall (and shall cause its respective Subsidiaries to) afford to the other party hereto and its representatives (including Financing Parties and their Representatives) reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each of Parent and the Company shall (and shall cause its respective Subsidiaries to) furnish promptly to the other party hereto and its representatives (including Financing Parties and their Representatives), consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request; provided, however, that either party hereto may restrict the foregoing access to the extent that, in such Person’s reasonable judgment, (i) providing such access would result in the waiver of any attorney-client privilege (provided that the withholding party shall use reasonable best efforts to allow for such access to the maximum extent that does not result in a waiver of attorney-client privilege), in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality (provided that the withholding party shall use reasonable best efforts to obtain any required consent of any such third party to such access), or (ii) any Law of any Governmental Entity applicable to such Person requires such Person or its Subsidiaries to preclude the other party and its representatives from gaining access to any properties or information; provided, further, that the withholding party will inform the requesting party of the general nature of the document or information being withheld and reasonably cooperate with the requesting party to provide such document or information in a manner that would not result in violation of Law or the loss or waiver of such privilege. No investigation by a party or its representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated December 21, 2017 (the “Confidentiality Agreement”), between the Company and Parent; provided, however, that competitive sensitively information may be provided only to a limited subset of the other party’s personnel or representatives, as the case may be, pursuant to customary “clean room” procedures.

Section 7.3 Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and in any event no later than the Termination Date, including using reasonable best efforts to accomplish the following as soon as practicable and in any event no later than the Termination Date (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, (A) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement, unless otherwise agreed to by the parties, and to substantially comply as promptly as practicable with any “second request” for additional information and documentary material under the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (B) Parent agrees to file or cause to be filed within 45 days following the execution of this Agreement “Form A” statements or equivalent change of control applications (or, as reasonably determined by Parent, “Form A” exemption requests or equivalent exemption requests) with the insurance commissioners or regulators or departments of health or other Governmental Entities in each jurisdiction where required by applicable Law; provided, however, to the extent that subsequent to the filing of any such “Form A” exemption request or equivalent exemption request it becomes reasonably apparent that such exemption request is reasonably unlikely to be granted in a timely manner, Parent shall, as promptly as reasonably practicable thereafter, withdraw such exemption request and file in substitution thereof a “Form A” statement or equivalent change of control application with the applicable Governmental Entity.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law (as defined below) or from any Governmental Entity, (i) cooperate in all respects and consult with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party and/or its counsel to have a reasonable opportunity to review in advance and comment on drafts of any communications, filings and submissions (and documents submitted therewith) and considering in good faith any such comments; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, including by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement; and (iii) where legally permissible, permit the other party to review any communication it gives to, and consult with each other in advance of any substantive meeting, telephone call, or conference with, the DOJ, the FTC, or such other Governmental Entity (including, for the avoidance of doubt, with respect to all matters set forth in Section 7.3(a)) or other person (provided that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements in effect prior to the date hereof, and (C) as necessary to address reasonable privilege or confidentiality concerns), and allow the other party and/or its counsel to attend and participate at any such meeting, telephone call or conference (whether in person or by telephone). Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.3(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Laws relating to the Healthcare Regulatory Approvals, and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment.

(c) Subject to the terms and conditions of this Agreement, including this Section 7.3, Parent and the Company (if requested by Parent), along with their respective Subsidiaries, shall use its reasonable best efforts to take or cause to be taken any and all steps and to make or cause to be made any and all undertakings necessary (x) to resolve such objections, if any, that a Governmental Entity of competent jurisdiction asserts under any Regulatory Law with respect to the transactions contemplated by this Agreement and (y) to avoid or eliminate each and every impediment under any applicable Regulatory Law asserted by any such Governmental Entity of competent jurisdiction with respect to the transactions contemplated by this Agreement, in each case to the extent necessary so as to enable the Closing to occur no later than the Termination Date, which reasonable best efforts shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries), (ii) taking or committing to take such other actions that may limit or impact Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, contracts, customers or assets, (iii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity, and (iv) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective Subsidiaries, and (v) forfeiting or non-continuing any Company License and Permit or Parent License and Permit (including withdrawing or being compelled to withdraw from an applicable jurisdiction or being subject to any suspension of a Company License and Permit or Parent License and Permit), in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law or from any Governmental Entity so as to enable to the Closing to occur no later than the Termination Date. For the avoidance of doubt, the Company shall not, unless requested to do so by Parent, commit to or effect any action contemplated in clause (i), (ii), (iii), (iv), or (v) of the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Agreement, none of Parent, Holdco or the other Subsidiaries of Parent shall be required to, and none of the Company and its Subsidiaries shall, without the prior written consent of Parent, take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 7.3 that is not conditioned on the consummation of the Merger or that would result in, or would be reasonably likely to result in, individually or in the aggregate, a material adverse effect on the Company, Parent and their respective Subsidiaries, taken as a whole, after giving effect to the Merger, including the synergies expected to be realized from the Merger (a “Burdensome Condition”).

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any administrative or judicial action or proceeding by a Governmental Entity of competent jurisdiction is instituted challenging the transactions contemplated by this Agreement, each of Parent and the Company shall use its reasonable best efforts to (i) oppose fully and vigorously, including by defending through litigation, any such action or proceeding, (ii) pursue vigorously all available avenues of administrative and judicial appeal and (iii) seek to have vacated, lifted, reversed or overturned any Order that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided that none of Parent, Holdco or a Subsidiary of Parent shall be required to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, take any action under this Section 7.3(d) that would result in, or would be reasonably likely to result in, individually or in the aggregate, a Burdensome Condition. To assist Parent in complying with its obligations set forth in this Section 7.3, the Company shall, and shall cause its Subsidiaries to, provide to Parent such cooperation as may be reasonably requested by Parent.

(e) Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities (except those related to Regulatory Laws, which shall be governed by the other subsections of this Section 7.3), necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement and to provide any notices to third parties required to be provided prior to the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, none of the Company or any of its Subsidiaries will be required to, and without the prior written consent of Parent the Company and its Subsidiaries will not, grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement. For the avoidance of doubt, obtaining the consents described in the first sentence of this Section 7.3(e) is not a condition to the obligation of any party hereto to effect the Merger except to the extent set forth in Section 8.1(d).

(f) The parties shall jointly develop, consult and cooperate with one another regarding, the strategy for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses), any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 7.3; provided, if the parties cannot agree on a jointly developed strategy, notwithstanding their respective good faith attempts to do so, Parent shall have the final say with respect to the strategy. Parent shall have the final authority to direct and implement (or direct the implementation by the Company of) the regulatory strategy; provided, however, that Parent will consult with the Company and consider in good faith the views of the Company in advance of making any decisions with respect to such strategy.

Section 7.4 No Solicitation by the Company.

(a) Except as expressly permitted by this Section 7.4, none of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall the Company (directly or indirectly) authorize or permit any of its or their controlled Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage or knowingly facilitate the submission of inquiries, proposals or offers from any Person (other than Parent) relating to or that would reasonably be expected to lead to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement (x) to consummate any Company Acquisition Proposal or otherwise relating to any Company Acquisition Proposal, (y) to approve or endorse any Company Acquisition Proposal or (z) to require the Company, in connection with any Company Acquisition Proposal, to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Company Acquisition Proposal; or (iv) agree, propose or resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its Affiliates, directors, officers, employees, representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted with respect to any of the matters referenced in the preceding sentence. The Company shall, and shall cause its Affiliates to, promptly request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Acquisition Proposal to return or destroy all confidential information in the possession of such person or its representatives. The Company shall promptly inform its representatives and advisors of the Company’s obligations under this Section 7.4. Any violation of this Section 7.4 by any representative or advisor of the Company or its Subsidiaries shall be deemed to be a breach of this Section 7.4 by the Company. For purposes of this Section 7.4 and Section 7.5, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent and, with respect to Parent, the Company.

“Company Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company, (B) any acquisition of more than 20% of the outstanding Company Common Stock or securities of the Company representing more than 20% of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of the Company (as measured by fair market value as determined in good faith by the Board of Directors of the Company), (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of the outstanding Company Common Stock or securities of the Company representing more than 20% of the voting power of the Company, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is more than 20%.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, provided that no such action or statement constitutes a Company Change in Recommendation unless such action or statement would be permitted by Section 7.4(c), or issue a “stop, look and listen” statement, (ii) prior to the Company Stockholders Meeting, engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal after the date of this Agreement not resulting from or arising out of a breach of this Section 7.4, and/or (iii) prior to the Company Stockholders Meeting, furnish to such Person information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that Parent is, concurrently with the entry by the Company into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement) and to the extent nonpublic information that has not been made available to Parent is made available to such Person, make available or furnish such nonpublic information to Parent prior to or concurrent with the time it is provided to such Person; provided that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith after consultation with its financial advisors and outside legal counsel that (x) such Company Acquisition Proposal constitutes, or would reasonably be expected to result in, a Company Superior Proposal and (y) failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and the Company has promptly (but in any event within 24 hours) notified Parent of any such determination made under clause (x) or (y).

“Company Superior Proposal” means a bona fide, written Company Acquisition Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Company Common Stock or more than 50.1% of the assets of the Company and its Subsidiaries (as measured by fair market value as determined in good faith by the Board of Directors of the Company), taken as a whole, (B) that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Company Acquisition Proposal and (C) that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Company Acquisition Proposal and all financial, legal, regulatory, timing and other aspects of such Company Acquisition Proposal, including all conditions contained therein and the person making such Company Acquisition Proposal) is more favorable to the stockholders of the Company than the transactions contemplated by this Agreement.

(c) Except as expressly permitted by this Section 7.4(c), the Board of Directors of the Company shall not (i) change, withdraw, modify, qualify, withhold or amend in any manner adverse to Parent the Company Recommendation (or publicly propose to do so), (ii) approve, declare advisable or recommend (or publicly propose to do so) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (iv) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Board of Directors of the Company (it being understood that the Board of Directors of the Company may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer without such action being considered a Company Change in Recommendation so long as the Company publicly reaffirms the Company Recommendation during such period) or (v) after receipt of any Company Acquisition Proposal, other than with respect to the period of up to ten (10) Business Days applicable to tender or exchange offers that are the subject of the preceding clause (iv), fail to publicly reaffirm the Company Recommendation or fail to recommend against a Company Acquisition Proposal within five (5) Business Days after a request by Parent to do so (provided, that Parent may make no more than two (2) such requests for each Company Acquisition Proposal (provided that Parent may make an additional one (1) request for each modification to any Company Acquisition Proposal) (it being agreed that neither the delivery of a notice by the Company described in Section 7.4(d) nor any public announcement thereof shall constitute a Company Change in Recommendation) (any of (i) through (v) a “Company Change in Recommendation”)) or (vi) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Company Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 7.4(a)). Notwithstanding the foregoing, the Board of Directors of the Company (A) may make a Company Change in Recommendation at any time prior to the receipt of the Required Company Vote (x) in response to a Company Intervening Event, or (y) following receipt after the date of this Agreement of an unsolicited bona fide written Company Acquisition Proposal that did not result from or arise out of a breach of this Section 7.4 and which the Board of Directors of the Company determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Company Superior Proposal, in the case of each of (x) and (y), if and only if the Board of Directors of the Company has first determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and the Company first complies with Section 7.4(d) or (B) at any time prior to the receipt of the Required Company Vote and following receipt of an unsolicited bona fide written Company Acquisition Proposal that did not result from or arise out of a breach of this Section 7.4 and which the Board of Directors of the Company determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Company Superior Proposal, may terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a “Company Alternative Acquisition Agreement”) with respect to such Company Superior Proposal, if and only if the Board of Directors of the Company has first determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and the Company first complies with Section 7.4(d) and concurrently with entering into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, (1) the Company terminates this Agreement in accordance with the provisions of Section 9.1(g) and (2) the Company pays the Company Termination Fee in accordance with Section 9.2(f).

(d) Prior to the Company making a Company Change in Recommendation pursuant to Section 7.4(c)(A)(x), the Company shall provide Parent with five Business Days’ prior written notice advising Parent it intends to effect a Company Change in Recommendation and specifying, in reasonable detail, the reasons therefor and, during such five Business Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend the terms of this Agreement in a manner that would make the failure to effect a Company Change in Recommendation no longer inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and, following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law. Prior to the Company making a Company Change in Recommendation pursuant to Section 7.4(c)(A)(y) or terminating this Agreement as described in Section 7.4(c)(B), the Company shall provide Parent with five Business Days’ prior written notice (it being understood and agreed that any amendment to the amount or form of consideration payable in connection with the applicable Company Acquisition Proposal and any material amendment to any other term of the applicable Company Acquisition Proposal shall require a new notice and an additional three Business Day period) advising Parent that the Board of Directors of the Company intends to take such action, and specifying the material terms and conditions of, and including a copy of any transaction documents relating to, the Company Superior Proposal and that the Company shall, during such five Business Day period (or any subsequent three Business Day period), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal and, following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and that the Company Acquisition Proposal would continue to constitute a Company Superior Proposal if the revisions proposed by Parent were given effect.

(e) The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of any Company Acquisition Proposal, or any request for information that is reasonably likely to lead to a Company Acquisition Proposal, of (i) the material terms and conditions of any such Company Acquisition Proposal and (ii) the identity of the Person making any such Company Acquisition Proposal. In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any Company Acquisition Proposal and any written documentation setting forth the terms of such Company Acquisition Proposal which is received by the Company from or expressly on behalf of the Person making such Company Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any “standstill” or similar obligation of any third party if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law. The Company shall keep Parent informed on a current basis of the status and material details (including any amendments or proposed amendments) of any such Company Acquisition Proposal and keep Parent informed as to the material details of all discussions or negotiations with respect to any such Company Acquisition Proposal and shall provide to Parent within 24 hours after receipt thereof all copies of any other documentation received setting forth the terms of such Company Acquisition Proposal by the Company from the Person (or expressly on behalf of any representatives, advisors or agents of such Person) making such Company Acquisition Proposal. The Company shall provide to Parent any material non-public information concerning the Company prior to or concurrently with providing such information to any other Person in connection with any Company Acquisition Proposal, to the extent such information was not previously provided to Parent. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Company Acquisition Proposal. The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Law or otherwise cause such restrictions not to apply. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits by its terms the Company from providing any information to Parent under, or otherwise complying with the terms of, this Section 7.4.

Section 7.5 No Solicitation by Parent.

(a) Except as expressly permitted by this Section 7.5, none of Parent or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall Parent (directly or indirectly) authorize or permit any of its or their controlled Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage or knowingly facilitate the submission of inquiries, proposals or offers from any Person (other than the Company) relating to or that would reasonably be expected to lead to any Parent Acquisition Proposal, or agree to or endorse any Parent Acquisition Proposal; (ii) enter into any agreement (x) to consummate any Parent Acquisition Proposal or otherwise relating to any Parent Acquisition Proposal, (y) to approve or endorse any Parent Acquisition Proposal or (z) to require Parent, in connection with any Parent Acquisition Proposal, to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Parent Acquisition Proposal; or (iv) agree, propose or resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. Parent shall immediately cease, and cause its Affiliates, directors, officers, employees, representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted with respect to any of the matters referenced in the preceding sentence. Parent shall, and shall cause its Affiliates to, promptly request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Parent Acquisition Proposal to return or destroy all confidential information in the possession of such person or its representatives. Parent shall promptly inform its representatives and advisors of Parent’s obligations under this Section 7.5. Any violation of this Section 7.5 by any representative or advisor of Parent or its Subsidiaries shall be deemed to be a breach of this Section 7.5 by Parent.

“Parent Acquisition Proposal” means any proposal or offer from any Person (other than the Company and its Subsidiaries) relating to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Parent, (B) any acquisition of more than 20% of the outstanding Parent Common Stock or securities of Parent representing more than 20% of the voting power of Parent, (C) any acquisition (including the acquisition of stock in any Subsidiary of Parent) of assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of Parent (as measured by fair market value as determined in good faith by the Board of Directors of Parent), (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of the outstanding Parent Common Stock or securities of Parent representing more than 20% of the voting power of Parent, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Parent Common Stock (or voting power of securities of Parent other than the Parent Common Stock) involved is more than 20%.

(b) Notwithstanding the foregoing, the Board of Directors of Parent, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, provided that no such action or statement constitutes a Parent Change in Recommendation unless such action or statement would be permitted by Section 7.5(c), or issue a “stop, look and listen” statement, (ii) prior to the Parent Stockholders Meeting, engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Parent Acquisition Proposal after the date of this Agreement not resulting from or arising out of a breach of this Section 7.5, and/or (iii) prior to the Parent Stockholders Meeting, furnish to such Person information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that the Company is, concurrently with the entry by Parent into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement) and to the extent nonpublic information that has not been made available to the Company is made available to such Person, make available or furnish such nonpublic information to the Company prior to or concurrent with the time it is provided to such Person; provided that the Board of Directors of Parent shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of Parent has determined in good faith after consultation with its financial advisors and outside legal counsel that (x) such Parent Acquisition Proposal constitutes, or would reasonably be expected to result in, a Parent Superior Proposal and (y) failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law and Parent has promptly (but in any event within 24 hours) notified the Company of any such determination.

“Parent Superior Proposal” means a bona fide, written Parent Acquisition Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and Parent, the stockholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Parent Common Stock or more than 50.1% of the assets of Parent and its Subsidiaries (as measured by fair market value as determined in good faith by the Board of Directors of Parent), taken as a whole, (B) that the Board of Directors of Parent determines in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Parent Acquisition Proposal and (C) that the Board of Directors of Parent determines in good faith, after consultation with its financial advisors and outside legal counsel (taking into account any changes to this Agreement proposed by the Company in response to such Parent Acquisition Proposal and all financial, legal, regulatory, timing and other aspects of such Parent Acquisition Proposal, including all conditions contained therein and the person making such Parent Acquisition Proposal) is more favorable to the stockholders of Parent than the transactions contemplated by this Agreement.

(c) Except as expressly permitted by this Section 7.5(c), the Board of Directors of Parent shall not (i) change, withdraw, modify, qualify, withhold or amend in any manner adverse to the Company the Parent Recommendation (or publicly propose to do so), (ii) approve, declare advisable or recommend (or publicly propose to do so) any Parent Acquisition Proposal, (iii) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (iv) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Board of Directors of Parent (it being understood that the Board of Directors of Parent may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer without such action being considered a Parent Change in Recommendation so long as Parent publicly reaffirms the Parent Recommendation during such period) or (v) after receipt of any Parent Acquisition Proposal, other than with respect to the period of up to ten (10) Business Days applicable to tender or exchange offers that are the subject of the preceding clause (iv), fail to publicly reaffirm the Parent Recommendation or fail to recommend against a Parent Acquisition Proposal within five (5) Business Days after a request by the Company to do so (provided, that the Company may make no more than two (2) such requests for each Parent Acquisition Proposal) (provided that the Company may make an additional one (1) request for each modification to any Parent Acquisition Proposal) (it being agreed that neither the delivery of a notice described in Section 7.5(d) by Parent nor any public announcement thereof shall constitute a Parent Change in Recommendation) (any of (i) through (v) a “Parent Change in Recommendation”) or (vi) authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Parent Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 7.5(a)). Notwithstanding the foregoing, the Board of Directors of Parent (A) may make a Parent Change in Recommendation at any time prior to the receipt of the Required Parent Vote (x) in response to a Parent Intervening Event, or (y) following receipt after the date of this Agreement of an unsolicited bona fide written Parent Acquisition Proposal that did not result from or arise out of a breach of this Section 7.5 and which the Board of Directors of Parent determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Parent Superior Proposal, in the case of each of (x) and (y), if and only if the Board of Directors of Parent has first determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law and Parent first complies with Section 7.5(d) or (B) at any time prior to the receipt of the Required Parent Vote and following receipt of an unsolicited bona fide written Parent Acquisition Proposal that did not result from or arise out of a breach of this Section 7.5 and which the Board of Directors of Parent determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Parent Superior Proposal, may terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a “Parent Alternative Acquisition Agreement”) with respect to such Parent Superior Proposal, if and only if the Board of Directors of Parent has first determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law and Parent first complies with Section 7.5(d) and concurrently with entering into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal, (1) Parent terminates this Agreement in accordance with the provisions of Section 9.1(h) and (2) Parent pays the Parent Termination Fee in accordance with Section 9.2(g).

(d) Prior to Parent making a Parent Change in Recommendation pursuant to Section 7.5(c)(A)(x), Parent shall provide the Company with five Business Days’ prior written notice advising the Company it intends to effect a Parent Change in Recommendation and specifying, in reasonable detail, the reasons therefor and, during such five Business Day period, if requested by the Company, Parent shall engage in good faith negotiations with the Company to amend the terms of this Agreement in a manner that would make the failure to effect a Parent Change in Recommendation no longer inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law and, following the end of such notice period, the Board of Directors of Parent shall have considered in good faith any revisions to the terms of this Agreement proposed by the Company, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law. Prior to Parent making a Parent Change in Recommendation pursuant to Section 7.5(c)(A)(y) or terminating this Agreement as described in Section 7.5(c)(B), Parent shall provide the Company with five Business Days’ prior written notice (it being understood and agreed that any amendment to the amount or form of consideration payable in connection with the applicable Parent Acquisition Proposal and any material amendment to any other term of the applicable Parent Acquisition Proposal shall require a new notice and an additional three Business Day period) advising the Company that the Board of Directors of Parent intends to take such action, and specifying the material terms and conditions of, and including a copy of any transaction documents relating to, the Parent Superior Proposal and that Parent shall, during such five Business Day period (or any subsequent three Business Day period), negotiate in good faith with the Company to make such adjustments to the terms and conditions of this Agreement such that such Parent Acquisition Proposal would no longer constitute a Parent Superior Proposal and, following the end of such notice period, the Board of Directors of Parent shall have considered in good faith any revisions to the terms of this Agreement proposed by the Company, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law and that the Parent Acquisition Proposal would continue to constitute a Parent Superior Proposal if the revisions proposed by the Company were given effect.

(e) Parent shall notify the Company promptly (but in any event within 24 hours) after receipt or occurrence of any Parent Acquisition Proposal, or any request for information that is reasonably likely to lead to a Parent Acquisition Proposal, of (i) the material terms and conditions of any such Parent Acquisition Proposal and (ii) the identity of the Person making any such Parent Acquisition Proposal. In addition, Parent shall promptly (but in any event within 24 hours) after the receipt thereof, provide to the Company copies of any Parent Acquisition Proposal and any written documentation setting forth the terms of such Parent Acquisition Proposal which is received by Parent from or expressly on behalf of the Person making such Parent Acquisition Proposal. Parent shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be permitted to fail to enforce any provision of any “standstill” or similar obligation of any third party if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law. Parent shall keep the Company informed on a current basis of the status and material details (including any amendments or proposed amendments) of any such Parent Acquisition Proposal and keep the Company informed as to the material details of all discussions or negotiations with respect to any such Parent Acquisition Proposal and shall provide to the Company within 24 hours after receipt thereof all copies of any other documentation received setting forth the terms of such Parent Acquisition Proposal by Parent from the Person (or expressly on behalf of any representatives, advisors or agents of such Person) making such Parent Acquisition Proposal. Parent shall provide to the Company any material non-public information concerning Parent prior to or concurrently with providing such information to any other Person in connection with any Parent Acquisition Proposal, to the extent such information was not previously provided to the Company. The Board of Directors of Parent shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by the Company in response to any Parent Acquisition Proposal. Parent shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Law or otherwise cause such restrictions not to apply. Parent agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits by its terms Parent from providing any information to the Company under, or otherwise complying with the terms of, this Section 7.5.

Section 7.6 Stockholder Litigation.

(a) Prior to the Effective Time, the Company shall provide Parent with prompt notice of any stockholder litigation or claim against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (“Company Transaction Litigation”) (including by providing copies of all pleadings with respect thereto). The Company shall control the defense, settlement or prosecution of any Company Transaction Litigation, and the Company shall consult with Parent with respect to the defense, settlement and prosecution of any Company Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Company Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Company Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, if any Company Transaction Litigation continues after the Effective Time, the Company’s pre-Effective Time directors and officers may continue to retain the same counsel engaged prior to the Effective Time with respect thereto.

(b) Prior to the Effective Time, Parent shall provide the Company with prompt notice of any stockholder litigation or claim against Parent and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (“Parent Transaction Litigation”) (including by providing copies of all pleadings with respect thereto). Parent shall control the defense, settlement or prosecution of any Parent Transaction Litigation, and Parent shall consult with the Company with respect to the defense, settlement and prosecution of any Parent Transaction Litigation and shall consider in good faith the Company’s advice with respect to such Parent Transaction Litigation. Parent may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Parent Transaction Litigation without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). If any litigation or claim meets the definition of both Company Transaction Litigation and Parent Transaction Litigation, it shall be treated as Parent Transaction Litigation, unless such litigation or claim against Parent and/or its directors or officers is only with respect to aiding and abetting or similar theories, in which case such litigation or claim shall be treated as Company Transaction Litigation.

Section 7.7 Public Announcements. Each of the Company, Parent, Holdco, Merger Sub 1 and Merger Sub 2 agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided that the foregoing shall not apply to any public release or announcement so long as the statements contained therein concerning the transactions contemplated hereby are substantially similar to previous releases or announcements made by the applicable party with respect to which such party has complied with the provisions of this sentence.

Section 7.8 Section 16 Matters. Prior to the Effective Time, Holdco, Parent and the Company shall take all such steps as may be required to cause any dispositions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) or Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company or will become subject to such reporting requirements with respect to Holdco, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.9 Tax Matters.

(a) The parties intend that (i) the Merger qualify as a transaction described in Section 351 of the Code and (ii) the Whitman Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Holdco, Parent and the Company will (and will cause its Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take any action (and will cause its Subsidiaries not to take or knowingly fail to take any action) which action or failure to act could reasonably be expected to impede or prevent the Merger from qualifying, as a transaction described in Section 351 of the Code. Each of Holdco, Parent and the Company will (and will cause its Subsidiaries to) use its reasonable best efforts to cause the Whitman Merger to qualify, and will not take or knowingly fail to take any action (and will cause its Subsidiaries not to take or knowingly fail to take any action) which action or failure to act could reasonably be expected to impede or prevent the Whitman Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Each of Holdco, Parent and the Company shall (and shall cause its Subsidiaries to) use its reasonable best efforts and will cooperate with the other to (i) execute and deliver customary tax representation letters that include the representations referred to in Section 8.2(c) and Section 8.3(c) as of the Closing Date (and, if requested, as of the date of effectiveness of the Registration Statement) to each counsel referred to in Section 8.2(c) and Section 8.3(c) in form and substance reasonably satisfactory to such counsel and (ii) obtain the opinions referred to in Section 8.2(c) and Section 8.3(c), respectively.

Section 7.10 Holdco Board of Directors. Effective at the Effective Time, the Board of Directors of Holdco shall consist of 13 directors, comprising (a) eight independent members of the Board of Directors of Parent as of immediately prior to the Effective Time, plus the Chief Executive Officer of Parent and (b) four independent members of the Board of Directors of the Company as of immediately prior to the Effective Time. In furtherance of the foregoing, within 30 days following the date hereof, the Company shall provide to Parent a list of independent members of the Board of Directors of the Company who are willing to serve as members of the Board of Directors of Holdco effective at the Effective Time. Within 30 days following the date of delivery of such list, Parent shall select the four members of the Board of Directors of the Company from such list who shall serve as members of the Board of Directors of Holdco effective at the Effective Time.

Section 7.11 Financing.

(a) Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate the Financing or any Substitute Financing in an amount sufficient, together with cash on hand that replaces or supplements the Financing consistent with the terms set forth in this Section 7.11, to consummate the Merger and the other transactions contemplated hereby (including the payment of the Cash Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby) no later than the Closing, including, to the extent necessary to consummate the Merger and such other transactions, using reasonable best efforts to (i) (A) maintain in effect the Commitment Letter and in all material respects comply with all of their respective obligations thereunder and (B) negotiate, enter into and deliver definitive agreements with respect to the Financing reflecting the terms contained in the Commitment Letter (or with other terms agreed by Parent and the Financing Parties, subject to the restrictions on amendments of the Commitment Letter set forth below), so that such agreements are in effect no later than the Closing, and (ii) satisfying on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are in Parent’s (or its Subsidiaries’) control. In the event that all conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived or, upon funding of the Financing, shall have been satisfied or waived, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the Persons providing the Financing to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby (including the payment of the Cash Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby). Parent and/or Holdco shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Commitment Letter.

(b) Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and its Subsidiaries’ efforts to obtain the Financing and to satisfy the conditions thereof, including providing copies of any amendment, modification or replacement of the Commitment Letter (provided, that any fee letter may be redacted to remove the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing) and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing necessary for the satisfaction of all of Parent’s and its Subsidiaries’ obligations under this Agreement, including the payment of the Cash Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby, including, promptly after obtaining Knowledge thereof, providing the Company written notice of any (A) material breach or default by a Financing Party or any party to any definitive document related to the Financing of the Commitment Letter or any definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination in writing of the Commitment Letter or the Financing by the Financing Parties or (C) material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing with respect to the obligations to fund the Financing or the amount of the Financing to be funded at Closing; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any Law or any obligation of confidentiality. Parent and Holdco may amend, modify, replace, terminate, assign or agree to any waiver under the Commitment Letter without the prior written approval of the Company, provided, that Parent and Holdco shall not, without the Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Commitment Letter which would (i) reduce the aggregate cash amounts of the Financing (including by increasing the amount of fees to be paid or original issue discount) unless the aggregate amount of the Financing following such reduction, together with cash on hand and other financial resources of Parent on the Closing Date, is sufficient to consummate the Merger and the other transactions contemplated hereby, including the payment of the Cash Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby (it being understood that any such reduction in such amounts in accordance with the terms of such Commitment Letter shall be permitted), (ii) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions to the Financing or (iii) otherwise expand, amend, modify or waive any provision of the Commitment Letter, in a manner that in any such case would reasonably be expected to (A) materially delay or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (B) materially adversely impact the ability of Parent or Holdco to enforce its rights against the Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto or (C) materially adversely affect the ability of Parent or any of its Subsidiaries to timely consummate the Merger and the other transactions contemplated hereby; provided, that notwithstanding the foregoing, Parent and Holdco may modify, supplement or amend the Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement and (2) implement or exercise any “market flex” provisions contained in the Commitment Letter. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 7.11, such new commitment letters and/or fee letters shall be deemed to be the “Commitment Letter” for all purposes of this Agreement and references to “Financing” herein shall include and mean the financing contemplated by the Commitment Letter as so amended, replaced, supplemented or otherwise modified, as applicable. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Commitment Letter. If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable (other than in accordance with the terms of the Commitment Letter), Parent shall, and shall cause its Subsidiaries to, as promptly as practicable following the occurrence of such event (x) notify the Company in writing thereof and (y) use reasonable best efforts to obtain substitute financing, including, as applicable, a commitment to provide such substitute financing (on terms and conditions that are not materially less favorable to Parent and/or Holdco, taken as a whole, than the terms and conditions as set forth in the Commitment Letter, taking into account any “market flex” provisions thereof) sufficient, together with cash on hand and other financial resources of Parent on the Closing Date, to enable Parent and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby (including the payment of the Cash Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby) in accordance with the terms hereof (the “Substitute Financing”) and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form removing the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing) or related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed to be the “Commitment Letter” for all purposes of this Agreement.

(c) The Company shall, and shall cause its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide cooperation in connection with the Financing or any other debt, equity, equity-linked or other financing of Parent or any of its Subsidiaries in connection with the Merger and the other transactions contemplated hereby, including the following:

(i) furnishing, or causing to be furnished, to Parent or any of its Subsidiaries (A) audited consolidated balance sheets and related statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of the Company for each of the three most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited consolidated balance sheets and related unaudited statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter of the Company ended at least forty (40) days before the Closing Date (other than the fourth quarter of any fiscal year) prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and reviewed (AS 4105) by the Company’s independent public accountants; it being understood and agreed that any such financial statements that have been filed with the SEC shall be deemed to have been furnished to Parent or any of its Subsidiaries for purposes of this clause (c);

(ii) (A) providing to Parent or any of its Subsidiaries financial statements, financial data and other financial information regarding the Company and its Subsidiaries reasonably necessary for Parent’s or any of its Subsidiaries’ preparation of any pro forma financial information of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt and/or equity securities and (B) using reasonable best efforts to provide such other financial and other information relating to the Company and its Subsidiaries customary or reasonably necessary for the completion of such financing to the extent reasonably requested by Parent or any of its Subsidiaries; provided, that, in each case, the Company shall not be required to provide or prepare any pro forma financial information, which shall be the sole responsibility of Parent;

(iii) using reasonable best efforts to obtain and deliver the consent of the independent accountants of the Company and its Subsidiaries to use their audit reports with respect to the financial statements furnished pursuant to Section 7.11(c)(i) in any registration statement of Parent or any of its Subsidiaries filed with the SEC relating to such financing or otherwise in connection with any such financing consisting of an offering of securities;

(iv) using reasonable best efforts to cause the Company’s and its Subsidiaries’ independent accountants to (A) participate in a manner consistent with their customary practice in drafting sessions and accounting due diligence sessions in connection with such financing and (B) provide customary comfort letters (including “negative assurance” comfort) with respect to financial information related to the Company and its Subsidiaries, to the extent such comfort letters are required to be delivered to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of securities in a capital markets transaction comprising part of such financing;

(v) using reasonable best efforts to assist Parent or any of its Subsidiaries in (including by providing information relating to the Company and its Subsidiaries required in connection with) its preparation of rating agency presentations, road show materials, bank information memoranda, projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents to be prepared by Parent or its Subsidiaries in connection with such financings, and which may incorporate by reference periodic and current reports filed by the Company with the SEC;

(vi) using reasonable best efforts to cooperate with customary marketing efforts of Parent or any of its Subsidiaries for the financing, including using reasonable best efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;

(vii) delivering to Parent, no later than four (4) Business Days prior to the Closing Date, any materials and documentation about the Company and its Subsidiaries required under applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001), to the extent requested by any Financing Parties or Parent or any of its Subsidiaries no less than nine (9) Business Days prior to the Closing Date;

(viii) informing Parent promptly in writing if any member of the Board of Directors of the Company, the Company’s chief financial officer or any other executive officer of the Company (A) concludes that any previously issued financial statement of the Company or any of Subsidiaries included or intended to be used in connection with the financing should no longer be relied upon as per Item 4.02 of Form 8-K under the Exchange Act or (B) shall have knowledge of any facts as a result of which a restatement of any of the Company’s or its Subsidiaries’ financial statements is required or reasonably likely;

(ix) cooperating with respect to the provision of guarantees, including by executing and delivering definitive documents related thereto, to take effect following the Closing in connection with such financing; and

(x) providing customary authorization letters to Parent’s or any of its Subsidiaries’ Financing Parties, authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries (only to the extent such authorization letters contain customary disclaimers for the Company, its Affiliates and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof).

(d) All non-public information regarding the Company or its Subsidiaries obtained by Parent or its Representatives, in each case pursuant to Section 7.11(c) or Section 7.12, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, placement agents, dealer managers, solicitation agents, information agents and depositary or other agents during syndication and marketing of the financing and in connection with the Existing Debt Modifications that enter into confidentiality arrangements customary for financing transactions of the same type as such financing or Existing Debt Modification (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ trademarks, service marks and logos solely in connection with the financing for the Merger and the other transactions contemplated by this Agreement; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Subsidiaries.

(e) In connection with Section 7.11(c) and Section 7.12, (w) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any liability or expenses in connection with any financing to be obtained by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement or any Existing Debt Modification (as defined below), except such expenses for which Parent or one of its Subsidiaries is obligated to reimburse the Company or, if reasonably requested by the Company, for which funds that are actually necessary to pay such expenses are provided in advance by Parent or one of its Subsidiaries to the Company, (x) no director or officer of the Company or any of its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to such financing or Existing Debt Modification (except as explicitly provided in Section 7.12) that would be effective prior to the Closing (other than customary authorization letters), (y) any required cooperation shall not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries and (z) neither the Company nor any of its Subsidiaries or any of their respective Representatives shall be required to take or cause to be taken any action pursuant to Section 7.11(c) or Section 7.12 that (1) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries; (2) would conflict with (A) the organizational documents of the Company or its Subsidiaries or any material Laws or (B) obligations of confidentiality from a third party (not created in contemplation hereof) binding on the Company or its Subsidiaries (provided that in the event that the Company or its Subsidiaries do not provide information in reliance on the exclusion in this clause (B), the Company and its Subsidiaries shall provide notice to Parent promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)); (3) would require providing access to or disclosing information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to allow for such access to the maximum extent that does not result in a waiver of attorney-client privilege); (4) would require its legal counsel to provide any legal opinions (except as explicitly provided in Section 7.12) or (5) would require the Company or its Subsidiaries to prepare any projections. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such financing and any Existing Debt Modification to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or their respective Representatives, or such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the financing or Existing Debt Modifications. Parent shall promptly, upon written request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in connection with the cooperation provided under this Section 7.11 and Section 7.12, such financing or Existing Debt Modification, whether or not the Merger is consummated or this Agreement is terminated. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 7.11 or Section 7.12 will not be considered in determining the satisfaction of the condition set forth in Section 8.2(b) unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at the Closing.

Section 7.12 Certain Indebtedness.

(a) The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions, to the extent requested in writing by Parent, required to terminate the Company Commercial Paper Program, to repay in full all obligations of the Company and its Subsidiaries in respect of the Company Commercial Paper Program and to release any guarantees in connection therewith on or prior to the date on which the Company terminates the Company Credit Agreement (such terminations, repayments and releases, the “Existing Program Termination”). In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent executed termination letters with respect to the Company Commercial Paper Program in form and substance customary for transactions of its type, acknowledged or otherwise executed by the applicable placement agents or dealers.

(b) The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions required to facilitate the termination of commitments in respect of the Company Credit Agreement and, to the extent requested in writing by Parent, any other Indebtedness incurred by any of the Company and its Subsidiaries after the date hereof (it being understood that the Company shall promptly and in any event no later than ten (10) days prior to the Closing Date notify Parent of the amount of any such Indebtedness incurred or to be incurred and expected to be outstanding on the Closing Date), the repayment in full of all obligations in respect of such Indebtedness and the release of any Liens securing such Indebtedness and guarantees in connection therewith on the Closing Date (such terminations, repayments and releases, the “Existing Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent (A) at least two Business Days prior to the Closing Date draft payoff letters and (B) on the Closing Date, executed payoff letters, in each case, with respect to the Company Credit Agreement and, to the extent requested by Parent, any Indebtedness incurred by any of the Company and its Subsidiaries after the date hereof (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated.

(c) Parent and/or one of its Subsidiaries may (i) commence any of the following: (A) one or more offers to purchase any or all of the outstanding series of senior notes of the Company (the “Company Notes”) for cash (the “Offers to Purchase”) or (B) one or more offers to exchange any or all of the outstanding Company Notes for securities issued by Parent or any of its Subsidiaries (the “Offers to Exchange”); and (ii) solicit the consent of the holders of Company Notes regarding certain proposed amendments to the applicable indenture (each, an “Indenture”) governing such Company Notes (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”, and together with the Existing Program Termination and the Existing Credit Facility Terminations, the “Existing Debt Modifications”); provided that the closing of any such transaction shall not be consummated until the Closing and any such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries (other than the Company or one of its Subsidiaries). Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent or one of its Subsidiaries and which are permitted by the terms of such Company Notes, the applicable Indenture and applicable Laws, including SEC rules and regulations. Parent and its Subsidiaries shall consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any tender deadlines. Parent shall not be permitted to commence any Company Note Offers and Consent Solicitations until Parent shall have provided to the Company the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or any of its Subsidiaries to holders of the Company Notes in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Company Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents (and the Parent shall consider in good faith comments of the Company and its counsel thereon). Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute a supplemental indenture to the applicable Indenture in accordance with the terms thereof amending the terms and provisions of such Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent, which supplemental indenture shall not become effective until Closing. Subject to Section 7.11(e), at Parent’s or its Subsidiaries’ expense, the Company shall, and shall cause its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide cooperation in connection with any Company Note Offers and Consent Solicitations (including but not limited to requesting, and using reasonable best efforts to cause, the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations); provided that prior to the Closing, neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitations (other than, in connection with the execution of the supplemental indentures relating to the Consent Solicitations, the Company delivering and using reasonable best efforts to cause counsel for the Company to deliver, customary officer’s certificates and customary legal opinions, respectively, to the trustee under the applicable Indenture, to the extent such certificates and opinions would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the supplemental indenture described in the immediately preceding sentence. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent or its Subsidiaries and their fees and out-of-pocket expenses will be paid directly by Parent. The consummation of any or all of the Company Note Offers and Consent Solicitations shall not be a condition to Closing. If at any time prior to the completion of the Company Note Offers and Consent Solicitations, any information should be discovered by the Company, Parent or one of their respective Subsidiaries that any of the Company, Parent or any of their respective Subsidiaries reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Parent to the holders of the applicable Company Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, if related to information of the Company or any of its Subsidiaries take the form of a filing of a Current Report on Form 8-K), provided that Parent shall provide a copy of such amendment or supplement to the Company a reasonable period of time in advance of such dissemination to allow for Company and its counsel to review and comment on such amendment or supplement (and Parent shall consider in good faith and accept all reasonable comments of the Company and its counsel thereon).

(d) Subject to Section 7.11(e), if requested by Parent or any of its Subsidiaries in writing, the Company shall, to the extent permitted by the applicable Company Subsidiary Notes and the related Indenture, (i) issue on the Closing Date a notice of optional redemption for all of the outstanding aggregate principal amount of any or all of the Company Subsidiary Notes, pursuant to the redemption provisions of the applicable Indenture and (ii) take any other actions reasonably requested by Parent or one of its Subsidiaries to facilitate the satisfaction and discharge or assumption of any or all of the Company Subsidiary Notes, pursuant to the relevant provisions of the applicable Indenture (the redemption, satisfaction and discharge or assumption of any or all series of Company Subsidiary Notes, the “Discharge or Assumption”, and together with the Existing Credit Facility Terminations and the Company Note Offers and Consent Solicitations, the “Existing Debt Modifications”); provided that the Company shall not be obligated to issue a notice of optional redemption pursuant to this Section 7.12(d) until (i) all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived by the applicable Persons and (ii) the closing will occur immediately following the delivery of such notice; and provided further that in connection with the delivery of any such Discharge or Assumption, the Company shall deliver and shall use reasonable best efforts to cause counsel for the Company to deliver, customary officer’s certificates, supplemental indentures and legal opinions (such legal opinions solely with respect to redemptions), respectively, to the trustee under the applicable Indenture, to the extent such certificates, supplemental indentures and opinions are required thereby, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered.

(e) Holdco shall cause the Emerson Surviving Corporation to comply with all of the obligations of it and its Subsidiaries under the Indentures in accordance with their terms.

Section 7.13 State Takeover Statutes. In connection with and without limiting the foregoing, each party to this Agreement shall take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement. If any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, each party to this Agreement shall take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

Section 7.14 Delisting. The Company shall cooperate with Parent in taking, or causing to be taken, all actions necessary to delist the Company Common stock from the Nasdaq Global Select Market and terminate its registration under the Exchange Act, effective as of the Effective Time.

Section 7.15 NYSE Listing. Holdco and Parent shall use their reasonable best efforts to cause the shares of Holdco Common Stock to be issued in connection with the Merger and shares of Holdco Common Stock to be reserved upon settlement or exercise of equity awards in respect of Holdco Common Stock to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time, under the trading symbol “CI”.

Section 7.16 Combined Company Operations.

(a) At the Closing, Timothy Wentworth shall be appointed as a division President reporting to the CEO of Holdco.

(b) After the Closing, (i) the corporate headquarters, principal executive offices and related corporate and operational functions of Holdco will be located in Bloomfield, Connecticut and (ii) the principal executive offices and related corporate and operational functions for the Company’s business will be located in St. Louis, Missouri.

(c) After the Closing, the Company’s products and services marketed and branded under the name “Express Scripts” will continue to be marketed and branded under such name.

(d) Parent agrees to provide the commitments set forth on Section 7.16(d) of the Parent Disclosure Schedule.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent, Holdco, Merger Sub 1 and Merger Sub 2 to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Required Company Vote.

(b) Parent Stockholder Approval. Parent shall have obtained the Required Parent Vote.

(c) Legal Prohibition. (i) No Law shall have been adopted or promulgated, or shall be in effect, and no temporary, preliminary or permanent injunction or order issued by a court or other Governmental Entity of competent jurisdiction set forth in Section 8.1(c) of the Company Disclosure Schedule shall be in effect, in each case having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or imposing, individually or in the aggregate, a Burdensome Condition (any of the foregoing, a “Legal Restraint”); and (ii) no Governmental Entity set forth in Section 8.1(c) of the Company Disclosure Schedule shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any U.S. court or other Governmental Entity of competent jurisdiction seeking to temporarily or permanently enjoin, restrain or otherwise prohibit consummation of the Merger or impose a Legal Restraint.

(d) Governmental Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired and (ii) the approvals or consents of the Governmental Entities set forth on Section 8.1(d) of the Company Disclosure Schedule, subject to Section 7.3(c), shall have been received and shall be in full force and effect, in the case of each of (i) and (ii) without the imposition, individually or in the aggregate, of a Burdensome Condition.

(e) NYSE Listing. The shares of Holdco Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 8.2 Additional Conditions to Obligations of Parent, Holdco and Merger Subs. The obligations of Parent, Holdco, Merger Sub 1 and Merger Sub 2 to effect the Merger are subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(a), Section 3.5, Section 3.6(c), Section 3.23, Section 3.24, Section 3.25, Section 3.26 and Section 3.27 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 3.6(a), Section 3.6(b) (other than the last sentence of Section 3.6(b)), shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of the Company contained in Section 3.9(a) shall be true and correct in all respects both when made and at and as of the Closing Date, and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect, dated the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to such effect, dated the Closing Date.

(c) Tax Opinion. Parent shall have received a written opinion from Parent Tax Counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, (i) the Merger will be treated as a transaction described in Section 351 of the Code or (ii) the Whitman Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent Tax Counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Parent, Holdco, Merger Sub 1, Merger Sub 2 and the Company, reasonably satisfactory in form and substance to such counsel.

Section 8.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Holdco, Merger Sub 1 and Merger Sub 2 contained in Section 4.1(a), Section 4.5, Section 4.6(d), Section 4.22, Section 4.24, Section 4.24, Section 4.25 and Section 4.26 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent contained in Section 4.6(a), (b) and (c) (other than the last sentence of Section 4.6(c)), shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Parent, Holdco, Merger Sub 1 and Merger Sub 2 contained in Section 4.9(a) shall be true and correct in all respects both when made and at and as of the Closing Date, and (iv) all other representations and warranties of Parent, Holdco, Merger Sub 1 and Merger Sub 2 set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect, dated the Closing Date.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to such effect, dated the Closing Date.

(c) Tax Opinion. The Company shall have received a written opinion from Company Tax Counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will be treated as a transaction described in Section 351 of the Code. In rendering such opinion, Company Tax Counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Parent, Holdco, Merger Sub 1, Merger Sub 2 and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (except as provided below, whether before or after the Required Company Vote or the Required Parent Vote have been obtained) as follows

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before December 8, 2018 (the “Termination Date”); provided that if on the Termination Date, any of the conditions set forth in Section 8.1(c)(i) (only to the extent the applicable Legal Restraint relates to a Regulatory Law) or Section 8.1(d) shall not be satisfied but all other conditions to the Closing either have been satisfied or would have been satisfied if the Closing were to occur on such date, then the Termination Date may be extended by either Parent or the Company, by written notice to the other party, to June 8, 2019; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

(c) By either the Company or Parent if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(d) By either the Company or Parent if (i) the Required Company Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement), or (ii) the Required Parent Vote shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement);

(e) By the Company, prior to receipt of the Required Parent Vote, if there shall have been a Parent Change in Recommendation (or the Board of Directors of Parent has resolved to effect a Parent Change in Recommendation), whether or not permitted by Section 7.5;

(f) By Parent, prior to receipt of the Required Company Vote, if there shall have been a Company Change in Recommendation (or the Board of Directors of the Company has resolved to effect a Company Change in Recommendation), whether or not permitted by Section 7.4;

(g) By the Company, prior to receipt of the Required Company Vote and if permitted by Section 7.4(c), in order to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, subject to material compliance with the applicable provisions of Section 7.4 and the prior or concurrent payment of the Company Termination Fee to Parent;

(h) By Parent, prior to receipt of the Required Parent Vote and if permitted by Section 7.5(c), in order to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal, subject to material compliance with the applicable provisions of Section 7.5 and the prior or concurrent payment of the Parent Termination Fee to the Company;

(i) By the Company if Parent, Holdco, Merger Sub 1 or Merger Sub 2 shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent, Holdco, Merger Sub 1 or Merger Sub 2 shall have become untrue, in either case such that any condition set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from the Company to Parent and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case so as to result in the failure of any condition set forth in Section 8.3(a) or Section 8.3(b); or

(j) By Parent if the Company shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from Parent to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(j) if Parent, Holdco, Merger Sub 1 or Merger Sub 2 is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Parent, Holdco, Merger Sub 1 or Merger Sub 2 shall have become untrue, in either case so as to result in the failure of any condition set forth in Section 8.2(a) or Section 8.2(b).

(k) The party seeking to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other parties in accordance with Section 10.7, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination, described in reasonable detail.

Section 9.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall terminate and there shall be no liability or obligation on the part of any party to the other (except that the Confidentiality Agreement, this Section 9.2, Section 7.11(a) and Article X shall survive any such termination); provided that, except as set forth in the following sentence, termination of this Agreement shall not relieve any party from any liability or damages (including with respect to breaches of this Agreement pursuant to which the Reverse Termination Fee becomes payable), incurred or suffered by a party to the extent such liability or damages were the result of or arise out of fraud or any Intentional Breach of any covenant or agreement in this Agreement occurring prior to such termination (in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity). Each party agrees that notwithstanding anything in this Agreement to the contrary, in the event that any Company Termination Fee, Parent Termination Fee or Reverse Termination Fee becomes due and payable to a party in accordance with this Agreement and, in the case of the Reverse Termination Fee, such party has not engaged in fraud or Intentionally Breached any covenant or agreement in this Agreement, the payment of such fee and any applicable expenses shall be the sole and exclusive remedy of such party, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and representatives against the other party or any of its representatives (including, with respect to Parent, Holdco, Merger Sub 1 and Merger Sub 2, any Financing Party) or Affiliates for, (i) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions or other losses arising out of or relating to this Agreement or any breach, termination or failure of or under this Agreement. Unless such party has engaged in fraud or Intentionally Breached this Agreement prior to a termination pursuant to which the Reverse Termination Fee is payable, upon payment of the Reverse Termination Fee in accordance with this Agreement, neither the party paying such fee and such expenses, nor any representative (including, with respect to Parent, Holdco, Merger Sub 1 and Merger Sub 2, any Financing Party), Subsidiary, stockholder, Affiliate, officer, director, employee or representative of such party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby. To the extent any termination of this Agreement pursuant to which the Reverse Termination Fee is payable resulted from, directly or indirectly, fraud or an Intentional Breach of any covenant or agreement in this Agreement prior to such termination, the Company shall be entitled to the payment of the Reverse Termination Fee (to the extent owed pursuant to this Section 9.2) and to any damages, to the extent proven, resulting from or arising out of such fraud or Intentional Breach (as reduced by the Reverse Termination Fee previously paid to such party).

(b) If Parent shall terminate this Agreement pursuant to Section 9.1(f) (Company Change in Recommendation), or if this Agreement is terminated pursuant to Section 9.1(d)(i) (Required Company Vote and at the time of such termination Parent shall have had the right to terminate this Agreement pursuant to Section 9.1(f) (Company Change in Recommendation), then the Company shall pay to Parent, not later than two Business Days following such termination, an amount in cash equal to $1,600,000,000 (the “Company Termination Fee”).

(c) If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) (Termination Date) or Section 9.1(d)(i) (Required Company Vote) or Parent shall terminate this Agreement pursuant to Section 9.1(j) (Company Breach) in respect of a breach of a covenant required to performed by Parent hereunder, (ii) after the date of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced or shall have become publicly known, and shall not have been publicly withdrawn, (A) prior to the Termination Date (in the case of a termination pursuant to Section 9.1(b) (Termination Date)), (B) at or prior to the time of the Company Stockholders Meeting (in the case of a termination pursuant to Section 9.1(d)(i) (Required Company Vote)) or (C) prior to such termination (in the case of a termination pursuant to Section 9.1(j) (Company Breach)); (iii) the conditions set forth in Section 8.1(c)(i) (but only with respect to Legal Restraints that relate to a Regulatory Law) and Section 8.1(d) have been satisfied or waived (in the case of a termination pursuant to Section 9.1(b) (Termination Date)) and (iv) within 12 months following such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay to Parent, upon the earlier of the execution of the definitive agreement or consummation of the transaction, the Company Termination Fee.

(d) If the Company shall terminate this Agreement pursuant to Section 9.1(e) (Parent Change in Recommendation), or if this Agreement is terminated pursuant to Section 9.1(d)(ii) (Required Parent Vote and at the time of such termination the Company shall have had the right to terminate this Agreement pursuant to Section 9.1(e) (Parent Change in Recommendation), then Parent shall pay to the Company, not later than two Business Days following such termination, an amount in cash equal to $1,600,000,000 (the “Parent Termination Fee”).

(e) If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) (Termination Date) or Section 9.1(d)(ii) (Required Parent Vote) or the Company shall terminate this Agreement pursuant to Section 9.1(i) (Parent Breach) in respect of a breach of a covenant required to performed by the Company hereunder, (ii) after the date of this Agreement, a Parent Acquisition Proposal shall have been publicly disclosed or announced or shall have become publicly known, and shall not have been publicly withdrawn, (A) prior to the Termination Date (in the case of a termination pursuant to Section 9.1(b) (Termination Date)), (B) at or prior to the time of the Parent Stockholders Meeting (in the case of a termination pursuant to Section 9.1(d)(ii) (Required Parent Vote)) or (C) prior to such termination (in the case of a termination pursuant to Section 9.1(i) (Parent Breach)); (iii) the conditions set forth in Section 8.1(c)(i) (but only with respect to Legal Restraints that relate to a Regulatory Law) and Section 8.1(d) have been satisfied or waived (in the case of a termination pursuant to Section 9.1(b) (Termination Date)); and (iv) within 12 months following such termination, Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a Parent Acquisition Proposal, then Parent shall pay to the Company, upon the earlier of the execution of the definitive agreement or consummation of the transaction, the Parent Termination Fee .

(f) If the Company shall terminate this Agreement pursuant to Section 9.1(g) (Company Alternative Acquisition Agreement), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee prior to or contemporaneously with, and as a condition to the effectiveness of, such termination.

(g) If Parent shall terminate this Agreement pursuant to Section 9.1(h) (Parent Alternative Acquisition Agreement), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee prior to or contemporaneously with, and as a condition to the effectiveness of, such termination.

(h) If the Company or Parent shall terminate this Agreement pursuant to Section 9.1(c) (Legal Restraint), but only if the applicable Legal Restraint relates to a Regulatory Law, or (ii) pursuant to Section 9.1(b) (Termination Date) and, in the case of this clause (ii), at the time of such termination, all of the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied or validly waived (other than one or both of (x) Section 8.1(c)(i) (but only if the applicable Legal Restraint relates to a Regulatory Law) or Section 8.1(d) and (y) those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had occurred on the date of such termination), then Parent shall pay to the Company, not later than two Business Days following such termination, an amount in cash equal to $2,100,000,000 (the “Reverse Termination Fee”); provided, however, that no Reverse Termination Fee shall be payable pursuant to this Section 9.2(h) in the event that the Company’s material breach of its obligations pursuant to Section 7.3 or Section 5.1(a)(xix) is the primary cause of the failure of the condition set forth in Section 8.1(c)(i), but only if the applicable Legal Restraint relates to a Regulatory Law, or Section 8.1(d) to be satisfied.

(i) All payments under this Section 9.2 by (i) the Company shall be made by wire transfer of cash immediately available funds to an account designated in writing by Parent, and (ii) Parent shall be made by wire transfer of cash immediately available funds to an account designated in writing by the Company.

(j) For purposes of this Section 9.2(c) and Section 9.2(e), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 7.4(a), except that all references to “more than 20%” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “more than 50%”, and the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 7.5(a), except that all references to “more than 20%” in the definition of “Parent Acquisition Proposal” shall be deemed to be a reference to “more than 50%”.

(k) The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent, Holdco and the Merger Subs would not enter into this Agreement. If the Company fails to timely pay any amounts due pursuant to this Section 9.2, the Company will also pay to Parent Parent’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment of such overdue amount, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime rate quoted by The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, in no event shall the Company be required to pay or cause to be paid the Company Termination Fee more than once. Each of the parties hereto acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(l) Parent acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to pay promptly the amounts due pursuant to this Section 9.2, Parent will also pay to the Company the Company’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment of such overdue amount, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime rate quoted by The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, (i) in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee more than once and (ii) in no event shall Parent be required to pay or cause to be paid both the Parent Termination Fee and the

Reverse Termination Fee. Each of the parties hereto acknowledges that the Parent Termination Fee and Reverse Termination Fee are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee or Reverse Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

Section 9.3 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders, without approval by such holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4 Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms contemplate performance in whole or in part after the Effective Time.

Section 10.2 Disclosure Schedules. The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information or any similar information is required to be listed in such Disclosure Schedule or that such information or any similar information is material to any party or the conduct of the business of any party. Disclosure in any section of a Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent on the face of such Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto.

Section 10.3 Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that (a) each of Merger Sub 1 and Merger Sub 2 may assign its rights and obligations under this Agreement to another direct wholly owned

Subsidiary of Parent without the consent of the Company and (b) Parent, Holdco, Merger Sub 1 and Merger Sub 2 may assign their rights under this Agreement as collateral security for the Financing and Parent’s existing secured credit facilities. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.4 Governing Law; Jurisdiction; Specific Performance.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Parent, Holdco, Merger Sub 1, Merger Sub 2 and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 10.7; provided, that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

(b) EACH PARTY HEREBY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS

AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

(c) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

Section 10.5 Expenses. All fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with (i) the filing, printing and mailing of the Registration Statement and Joint Proxy Statement/Prospectus and (ii) filing fees related to the Merger and this Agreement under the HSR Act, (b) as provided in Section 7.11, and Section 7.12 and (c) as provided in Section 9.2.

Section 10.6 Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, and all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

Section 10.7 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by e-mail, provided that the transmission of the e-mail is promptly confirmed:

If to the Company:

Express Scripts Holding Company

One Express Way

St Louis, MO 63121

E-mail:             marty@express-scripts.com

Attention:         Marty Akins, Senior Vice President and General Counsel

Copy to (such copy not to constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

E-mail:             howard.ellin@skadden.com

                          kenneth.wolff@skadden.com

                          thaddeus.hartmann@skadden.com

Attention:         Howard L. Ellin

                          Kenneth M. Wolff

                          Thaddeus P. Hartmann

If to Parent, Holdco, Merger Sub 1 or Merger Sub 2:

Cigna Corporation

900 Cottage Grove Road

Bloomfield, CT 06002

E-mail:             Nicole.Jones@Cigna.com

Attention:         Nicole S. Jones, Executive Vice President and General Counsel

Copy to (such copy not to constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

E-mail:             DEShapiro@wlrk.com

                          JELevine@wlrk.com

Attention:         David E. Shapiro

                          Jenna E. Levine

Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

Section 10.8 Entire Agreement. This Agreement, the Confidentiality Agreement, which, for the avoidance of doubt, shall survive the Closing or any termination of this Agreement, and the exhibits and schedules hereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters.

Section 10.9 Parties in Interest; Financing Parties.

(a) Except for (i) the rights to indemnification contemplated by Section 7.11(e) and (ii) following the Effective Time, the rights to continued indemnification and insurance pursuant to Section 6.3 (of which in each case the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries), nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.

(b) Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, its Subsidiaries or its controlled Affiliates in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 10.7, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Parent, Holdco or their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 9.2(a) and this Section 10.9(b) and such provisions, the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities).

Section 10.10 Section and Paragraph Headings; Interpretation. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. A reference in this Agreement to “$” or “dollars” is to U.S. dollars. For purposes of determining the U.S. dollar equivalent of any amounts in a foreign currency, the parties shall use the applicable foreign exchange rate as published by The Wall Street Journal on the date hereof. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words imparting the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. Each reference to a “wholly owned Subsidiary” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The phrase “the transactions contemplated hereby” or “the transactions contemplated by this Agreement” shall, for the purposes of any representation, warranty or covenant of the Company contained in this Agreement and the definition of “Company Material Adverse Effect,” exclude any of the transactions contemplated by Section 7.11 and Section 7.12.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

Section 10.12 Definitions. As used in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Benefit Continuation Period” shall have the meaning set forth in Section 6.2(a).

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Burdensome Condition” shall have the meaning set forth in Section 7.3(c).

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Cash Consideration” shall have the meaning set forth in Section 1.7(b)(i).

“Certificate” shall have the meaning set forth in Section 1.7(b)(ii).

“Certificate of Emerson Merger” shall have the meaning set forth in Section 1.3.

“Certificate of Whitman Merger” shall have the meaning set forth in Section 1.3.

“Certificates of Merger” shall have the meaning set forth in Section 1.3.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning set forth in Section 4.23.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition Proposal” shall have the meaning set forth in Section 7.4(a).

“Company Alternative Acquisition Agreement” shall have the meaning set forth in Section 7.4(c).

“Company Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability.

“Company Cancelled Shares” shall have the meaning set forth in Section 1.7(b)(ii).

“Company Change in Recommendation” shall have the meaning set forth in Section 7.4(c).

“Company Collective Bargaining Agreement” shall mean any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing current or former employees of the Company or any of its Subsidiaries.

“Company Common Stock” shall have the meaning set forth in Section 1.7(b)(i).

“Company Commercial Paper Program” shall mean the Company’s commercial paper program pursuant to which the Company may from time to time issue short-term debt securities in an aggregate face amount not to exceed Three Billion Five Hundred Million Dollars ($3,500,000,000) at any time outstanding.

“Company Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of October 26, 2017, among Express Scripts Holding Company, the lenders party thereto and Citibank, N.A., as administrative agent.

“Company Customer” shall have the meaning set forth in Section 3.17(c)(i).

“Company Customer Contracts” shall have the meaning set forth in Section 3.17(c)(i).

“Company Deferred Unit” shall have the meaning set forth in Section 1.8(d).

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company on the date hereof.

“Company Equity Awards” shall mean Company Stock Options, Company Performance Share Unit Awards, Company RSU Awards and Company Deferred Units.

“Company Excluded Shares” shall have the meaning set forth in Section 1.7(b)(ii).

“Company Incentive Plan” shall have the meaning set forth in Section 6.2(b).

“Company Insurance Subsidiary” shall mean each of Express Reinsurance Company, CareCore NJ, LLC, Medco Insurance Company of New York and Medco Containment Life Insurance Company.

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Company or any Subsidiary of the Company.

“Company Intervening Event” shall mean a material event, fact, circumstance, development or occurrence that does not relate to a Company Acquisition Proposal and that was, at the time the Board of Directors of the Company initially resolved to make the Company Recommendation, unknown to or by, and not reasonably foreseeable (including through reasonable investigation) by, the Board of Directors of the Company, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote; provided that in no event shall any of the following events, facts, circumstances, developments or occurrences constitute a Company Intervening Event: (i) changes in the price or trading volume of the Company Common Stock or Parent Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Company Intervening Event) or (ii) the Company or Parent meeting, failing to meet, or exceeding any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such circumstances may be taken into account in determining whether there has been a Company Intervening Event).

“Company IT Assets” shall mean any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased to the Company or any of its Subsidiaries (excluding any public networks).

“Company Leased Real Property” shall have the meaning set forth in Section 3.12(a).

“Company Lease(s)” shall have the meaning set forth in Section 3.12(a).

“Company Licenses and Permits” shall have the meaning set forth in Section 3.14(a).

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, results of operations, assets or financial condition, of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries, businesses, or segments thereof, in which the Company and its Subsidiaries operate, (iii) any change in applicable Law, regulation, GAAP or SAP (or authoritative interpretation of any of the foregoing), (iv) the negotiation, execution, announcement, pendency or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, partners or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes, hurricanes, floods, or other natural disasters, (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), or (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), except, in the case of the foregoing clauses (i), (ii), (iii), (v) and (vi), to the extent that such event, change, circumstance, effect, development or state of facts affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries, businesses, or segments thereof, in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect; provided further, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Company Material Adverse Effect in the representations and warranties set forth in Section 3.3 and Section 3.4, and, to the extent related to Section 3.3 and Section 3.4, the condition set forth in Section 8.2(a); or (b) would or would reasonably be expected to prevent or materially impair the ability of the Company consummate the transactions contemplated hereby.

“2018 Company Performance Share Unit Award” shall have the meaning set forth in Section 1.8(c).

“Company Performance Share Unit Award” shall have the meaning set forth in Section 1.8(c).

“Company Material Contract” shall have the meaning set forth in Section 3.17(c).

“Company Note Offers and Consent Solicitations” shall have the meaning set forth in Section 7.12(c).

“Company Notes” shall have the meaning set forth in Section 7.12(c).

“Company Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, together with all amendments thereto.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned by the Company or any Subsidiary of the Company.

“Company Owned Real Property” shall have the meaning set forth in Section 3.12(a).

“Company Preferred Stock” shall have the meaning set forth in Section 3.6(a).

“Company Property” shall have the meaning set forth in Section 3.12(a).

“Company Recommendation” shall have the meaning set forth in Section 3.26.

“Company Registered Intellectual Property” shall mean all material issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Company Owned Intellectual Property.

“Company RSU Award” shall have the meaning set forth in Section 1.8(b)(i).

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Stock Option” shall have the meaning set forth in Section 1.8(a).

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.26.

“Company Subsidiary Notes” shall mean the outstanding notes issued by (A) Medco Health Solutions, Inc. pursuant to that Indenture dated as of March 18, 2008 between Medco Health Solutions, Inc. and U.S. Bank Trust National Association and (B) Express Scripts, Inc. pursuant to that Indenture dated as of June 9, 2009 among Express Scripts, Inc., the subsidiary guarantors party thereto and Union Bank, N.A.

“Company Subsidiary SAP Statements” shall have the meaning set forth in Section 3.8(d).

“Company Superior Proposal” shall have the meaning set forth in Section 7.4(b).

“Company Tax Counsel” shall have the meaning set forth in Section 3.10(b).

“Company Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Company Transaction Litigation” shall have the meaning set forth in Section 7.6(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2.

“Consent Solicitations” shall have the meaning set forth in Section 7.12(c).

“Continuing Company Employee” shall have the meaning set forth in Section 6.2(a).

“Debt Offer Documents” shall have the meaning set forth in Section 7.12(c).

“Designated Representatives” shall have the meaning set forth in Section 6.1(c).

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Discharge or Assumption” shall have the meaning set forth in Section 7.12(d).

“Disclosure Schedules” shall mean the Parent Disclosure Schedule and the Company Disclosure Schedule, collectively.

“Dissenting Shares” shall have the meaning set forth in Section 1.7(c).

“DOJ” shall have the meaning set forth in Section 7.3(b).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Emerson Indemnified Person” shall have the meaning set forth in Section 6.3(a).

“Emerson Merger” shall have the meaning set forth in the Recitals hereto.

“Emerson Surviving Corporation” shall have the meaning set forth in Section 1.1(b).

“Environmental Laws” shall have the meaning set forth in Section 3.22(a).

“Equity Award Exchange Ratio” shall have the meaning set forth in Section 1.8(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” shall have the meaning set forth in Section 1.8(e).

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Exchange Ratio” shall have the meaning set forth in Section 1.7(b)(i).

“Existing Credit Facility Terminations” shall have the meaning set forth in Section 7.12(a).

“Existing Debt Modifications” shall have the meaning set forth in Section 7.12(c).

“Existing Program Termination” shall have the meaning set forth in Section 7.12(b).

“Financing” shall have the meaning set forth in Section 4.23.

“Financing Entities” shall have the meaning set forth in the definition of “Financing Parties”.

“Financing Parties” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Financing under the Commitment Letter, in connection with the Merger, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto (the “Financing Entities”) and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Financing Party.

“Fraud and Bribery Laws” shall have the meaning set forth in Section 3.28(a).

“FTC” shall have the meaning set forth in Section 7.3(b).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Hazardous Material” shall have the meaning set forth in Section 3.22(b)(iv).

“Healthcare Information Laws” shall mean all federal and state Laws with respect to matters relating to patient or individual health care information, including the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), including any other applicable Laws relating to medical information, and any regulations promulgated under any of the foregoing.

“Healthcare Laws” shall mean, collectively, (i) all rules and regulations governing the operation and administration of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, the Federal Employees Health Benefit Program, and any other federal health care program; (ii) all applicable Laws, rules, regulations and applicable guidance relating to health care or insurance fraud or abuse, including the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and any rule or regulation promulgated under any of the foregoing; (iii) state Laws relating to Medicaid or any other state health care or health insurance programs; (iv) applicable Laws related to billing or claims for reimbursement submitted to any third party payor; (v) any other applicable Laws relating to fraudulent, abusive or unlawful practices connected with the provision of health care items or services provided to a beneficiary of any national, state, federal or other governmental health care or health insurance program or any private payor; (vi) any and all applicable Laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements, including all Laws relating to the regulation of the Insurance Subsidiaries; (vii) applicable Laws relating to the dispensing or distribution of pharmaceutical products, pharmaceutical services, pharmacy benefit management services, and prescription drug plans; (viii) rules and regulations of state boards of pharmacy; (ix) applicable Laws relating to controlled substances; (x) all applicable Laws relating to the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health care services, health benefits, pharmaceutical services, and health insurance; (xi) applicable Laws relating to the privacy, protection, use, transmission or storage of healthcare or other information of any participant or potential participant in any program or service offered by the Company or any of its Subsidiaries; (xii) applicable Laws relating to claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries with respect to prescription drugs or controlled services; (xiii) applicable Laws relating to medical practice, corporate practice of medicine and billing practices, fee splitting and similar practices by healthcare professionals; (xiv) applicable Laws relating to unfair and deceptive trade practices; (xv) applicable Laws relating to the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, pharmacy services, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et. seq., commonly referred to as the “Controlled Substances Act” and any similar state Laws governing the prescribing or dispensing of controlled substances; (xvi) the Consolidated Omnibus Budget Reconciliation Act of 1985; (xvii) ERISA; (xviii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (xix) the Medicare Improvements for Patients and Providers Act of 2008; (xx) 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law”; and (xxi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152).

“Healthcare Regulatory Approvals” shall mean, collectively, the filings, consents, notices and orders set forth on Section 10.12(b) of the Company Disclosure Schedule and Section 10.12(b) of the Parent Disclosure Schedule, including the applicable filings, consents, notices or orders required under Healthcare Laws or by applicable Governmental Entities, including the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Department of Health and Human Services, Centers for Medicare and Medicaid Service and state Medicaid agencies, Office of Personnel Management, state boards of pharmacy and governmental controlled substances, federal and state insurance regulators and other federal and state Governmental Entities, with jurisdiction over the regulation of the Insurance Subsidiaries, dispensing or distribution of pharmaceutical products or over the provision of health care or insurance items or services, Medicare Part D prescription drug plans, pharmacy benefit management services, durable medical equipment, insurance and risk sharing arrangements and products and services and third party administrator approvals, in each case to the extent applicable to Parent, the Company or any of their respective Subsidiaries.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(4) any other hedging transactions or any other derivative transaction or similar arrangement, which shall, in each case, be valued at the notional amount thereof.

“Holdco” shall have the meaning set forth in the Preamble hereto.

“Holdco Common Stock” shall have the meaning set forth in Section 1.7(a)(i).

“Holdco Preferred Stock” shall have the meaning set forth in Section 4.6(b).

“HSR Act” shall have the meaning set forth in Section 3.4.

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (to the extent drawn) (or reimbursement agreements in respect thereof);

(3) representing capital lease obligations;

(4) representing the deferred and unpaid purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

(5) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness.

“Indenture” shall have the meaning set forth in Section 7.12(c).

“Insurance Subsidiary” shall mean each of the Company Insurance Subsidiaries and the Parent Insurance Subsidiaries.

“Intellectual Property” shall mean all of the following, whether registered or unregistered: (i) trademarks, trademark rights, service marks, service mark rights, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patent applications and patent rights; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable works, including writings, designs, software, mask works, applications or registrations in any jurisdiction for the foregoing; (v) domain names and registrations pertaining thereto and all intellectual property used in connection with or contained in Web sites; (vi) confidential or proprietary lists, data, databases, processes, methods, schematics, technology, know-how and documentation and (vii) all similar proprietary rights.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 3.26.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge of the individuals listed on Section 10.12(a) of the Company Disclosure Schedule, or (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 10.12(a) of the Parent Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, Order or agency requirement of any Governmental Entity.

“Legal Restraint” shall have the meaning set forth in Section 8.1(c).

“Letter of Transmittal” shall have the meaning set forth in Section 2.2(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, title defect, lien (statutory or other), conditional sale agreement, claim, charge, adverse right, prior assignment, hypothecation, limitation or restriction.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.7(b)(i).

“Merger Sub 1” shall have the meaning set forth in the Preamble hereto.

“Merger Sub 2” shall have the meaning set forth in the Preamble hereto.

“Merger Subs” shall have the meaning set forth in the Preamble hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3.18(c).

“New Plans” shall have the meaning set forth in Section 6.2(c).

“NYSE” shall mean the New York Stock Exchange.

“Offers to Exchange” shall have the meaning set forth in Section 7.12(c).

“Offers to Purchase” shall have the meaning set forth in Section 7.12(c).

“Order” shall have the meaning set forth in Section 3.16.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Acquisition Proposal” shall have the meaning set forth in Section 7.5(a).

“Parent Alternative Acquisition Agreement” shall have the meaning set forth in Section 7.5(c).

“Parent Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case sponsored, maintained, contributed or required to be contributed to by Parent or its Subsidiaries or under which Parent or any of its Subsidiaries has any current or potential liability.

“Parent Cancelled Shares” shall have the meaning set forth in Section 1.7(a)(iii).

“Parent Certificate” shall have the meaning set forth in Section 1.7(a)(ii).

“Parent Change in Recommendation” shall have the meaning set forth in Section 7.5(c).

“Parent Closing Price” shall have the meaning set forth in Section 2.5.

“Parent Common Stock” shall have the meaning set forth in Section 1.7(a)(i).

“Parent Deferred Unit” shall have the meaning set forth in Section 1.9(e).

“Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent, Holdco, Merger Sub 1 and Merger Sub 2 on the date hereof.

“Parent Equity Awards” shall mean Parent Deferred Units, Parent Stock Options, Parent Restricted Stock Awards, Parent RSU Awards and Parent Strategic Performance Share Awards.

“Parent Insurance Subsidiary” shall mean each of the entities set forth on Section 10.12(c) of the Parent Disclosure Schedule.

“Parent Intellectual Property” shall mean all Intellectual Property owned, used or held for use by Parent or any Subsidiary of Parent.

“Parent Intervening Event” shall mean a material event, fact, circumstance, development or occurrence that does not relate to a Parent Acquisition Proposal and that was, at the time the Board of Directors of Parent initially resolved to make the Parent Recommendation, unknown to or by, and not reasonably foreseeable (including through reasonable investigation) by, the Board of Directors of Parent, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors of Parent prior to obtaining the Required Parent Vote; provided that in no event shall any of the following events, facts, circumstances, developments or occurrences constitute a Parent Intervening Event: (i) changes in the price or trading volume of the Company Common Stock or Parent Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Parent Intervening Event) or (ii) the Company or Parent meeting, failing to meet, or exceeding any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such circumstances may be taken into account in determining whether there has been a Parent Intervening Event).

“Parent IT Assets” shall mean any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by the Parent or any of its Subsidiaries or licensed or leased to the Parent or any of its Subsidiaries (excluding any public networks).

“Parent Leased Real Property” shall mean the property covered by Parent Leases under which Parent or any of its Subsidiaries is a lessee.

“Parent Leases” shall mean all leases, site leases, subleases and occupancy agreements, together with all material amendments thereto, in which Parent or any of its Subsidiaries has a leasehold interest, license or similar occupancy rights, whether as lessor or lessee, and which involve payments by Parent or any of its Subsidiaries in excess of $5,000,000 per year.

“Parent Licenses and Permits” shall have the meaning set forth in Section 4.13(a).

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, results of operations, assets or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries, businesses, or segments thereof, in which Parent and its Subsidiaries operate, (iii) any change in applicable Law, regulation, GAAP or SAP (or authoritative interpretation of any of the foregoing), (iv) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, partners or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes, hurricanes, floods, or other natural disasters, (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect to the extent not otherwise excluded hereunder), or (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect to the extent not otherwise excluded hereunder), except, in the case of the foregoing clauses (i), (ii), (iii), (v) and (vi), to the extent that such event, change, circumstance, effect, development or state of facts affects Parent and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries, businesses, or segments thereof, in which Parent and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect; provided further, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Parent Material Adverse Effect in the representations and warranties set forth in Section 4.3 and Section 4.4, and, to the extent related to Section 4.3 and Section 4.4, the condition set forth in Section 8.3(a); or (b) would or would reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

“Parent Material Contract” shall have the meaning set forth in Section 4.16(c).

“Parent Organizational Documents” shall mean the Restated Certificate of Incorporation and the By-Laws of Parent, together with all amendments thereto.

“Parent Owned Intellectual Property” shall mean all Intellectual Property owned by Parent or any Subsidiary of Parent.

“Parent Owned Real Property” shall mean all material real property owned by the Parent and its Subsidiaries.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.6(a).

“Parent Property” shall mean the Parent Leased Real Property and Parent Owned Real Property.

“Parent Recommendation” shall have the meaning set forth in Section 4.26.

“Parent Registered Intellectual Property” shall mean all material issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Parent Owned Intellectual Property.

“Parent Restricted Stock Award” shall have the meaning set forth in Section 1.9(b).

“Parent RSU Award” shall have the meaning set forth in Section 1.9(c).

“Parent SEC Reports” shall have the meaning set forth in Section 4.8(a).

“Parent Stock Option” shall have the meaning set forth in Section 1.9(a).

“Parent Stockholders Meeting” shall have the meaning set forth in Section 3.26.

“Parent Strategic Performance Share Award” shall have the meaning set forth in Section 1.9(d).

“Parent Subsidiary SAP Statements” shall have the meaning set forth in Section 4.8(d).

“Parent Superior Proposal” shall have the meaning set forth in Section 7.5(b).

“Parent Tax Counsel” shall have the meaning set forth in Section 4.10(b).

“Parent Transaction Litigation” shall have the meaning set forth in Section 7.6(b).

“Parent Termination Fee” shall have the meaning set forth in Section 9.2(d).

“Patents” shall mean all patent and patent applications in any jurisdiction, and all re-issues, reexamine applications, continuations, divisionals, continuations-in-part or extensions of any of the foregoing.

“Payoff Letter” shall have the meaning set forth in Section 7.12(b).

“Permitted Liens” shall mean (a) Liens for utilities and Taxes not yet due and payable or being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith, (c) Liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) Liens that would be disclosed on title policies, title commitments and/or surveys, provided that the same do not materially interfere with the business of Parent or its Subsidiaries or the Company or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (e) Liens arising out of pledges or deposits under worker’s compensation Laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (f) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (g) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (h) easements, rights of way, zoning ordinances and other similar encumbrances affecting a Person’s properties, none of which materially interfere with the business of Parent or its Subsidiaries or the Company or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Proceeding” shall have the meaning set forth in Section 6.3(a).

“Pre-2018 Company Performance Share Unit Award” shall have the meaning set forth in Section 1.8(c).

“Registration Statement” shall have the meaning set forth in Section 7.1(a).

“Regulatory Law” shall have the meaning set forth in Section 7.3(b).

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Required Company Vote” shall have the meaning set forth in Section 3.27.

“Required Parent Vote” shall have the meaning set forth in Section 4.27.

“Reverse Termination Fee” shall have the meaning set forth in Section 9.2(h).

“SAP” means, as to any insurance company, managed care entity or health maintenance organization conducting an insurance business, the statutory accounting practices prescribed or permitted by applicable Law or Governmental Entities seated in the jurisdiction where such insurance company, managed care entity or health maintenance organization is domiciled and responsible for the regulation thereof.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.15(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” shall have the meaning set forth in Section 3.4.

“Stock Consideration” shall have the meaning set forth in Section 1.7(b)(i).

“Subsidiary” shall mean, when used with respect to any Person, (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information filed or required to be filed with a taxing authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, including income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever and any similar governmental fees and charges, including any interest, penalties or additions imposed with respect thereto; and “Tax” shall mean any one of them.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Total Aggregate Benefits” shall have the meaning set forth in Section 6.2(a).

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“Trading Day” shall mean with respect to Parent Common Stock, a day on which shares of Parent Common Stock are traded on the NYSE.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Uncertificated Company Stock” shall have the meaning set forth in Section 1.7(b)(ii).

“Whitman Indemnified Person” shall have the meaning set forth in Section 6.3(a).

“Whitman Merger” shall have the meaning set forth in the Recitals hereto.

“Whitman Surviving Corporation” shall have the meaning set forth in Section 1.1(a).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CIGNA CORPORATION
By:	/s/ Eric P. Palmer
Name: Eric P. Palmer
Title: Executive Vice President and Chief Financial Officer
EXPRESS SCRIPTS HOLDING COMPANY
By:	/s/ Timothy Wentworth
Name: Timothy Wentworth
Title: Chief Executive Officer and President
HALFMOON PARENT, INC.
By:	/s/ Richard W. Gray
Name: Richard W. Gray
Title: Vice President
HALFMOON I, INC.
By:	/s/ Richard W. Gray
Name: Richard W. Gray
Title: Vice President
HALFMOON II, INC.
By:	/s/ Richard W. Gray
Name: Richard W. Gray
Title: Vice President